Exhibit 10.22

CLIFFORD CHANCE 高 偉 紳 律 師 行

EXECUTION VERSION

FWD GROUP LIMITED

AS BORROWER

FWD GROUP FINANCIAL SERVICES PTE. LTD.

AS GUARANTOR

ARRANGED BY

STANDARD CHARTERED BANK (HONG KONG) LIMITED

AND

STANDARD CHARTERED BANK (SINGAPORE) LIMITED
AS MANDATED LEAD ARRANGERS AND BOOKRUNNERS

THE FINANCIAL INSTITUTIONS

AS ORIGINAL LENDERS

WITH

STANDARD CHARTERED BANK (HONG KONG) LIMITED

AS AGENT AND SECURITY AGENT

US$1,800,000,000

FACILITY AGREEMENT

CONTENTS

Clause	Page

1.	Definitions and Interpretation	3
2.	The Facility	28
3.	Purpose	28
4.	Conditions of Utilisation	29
5.	Utilisation	33
6.	Repayment	35
7.	Prepayment and Cancellation	35
8.	Interest	44
9.	Interest Periods	45
10.	Changes to the Calculation of Interest	46
11.	Fees	47
12.	Tax Gross-up and Indemnities	49
13.	Increased Costs	54
14.	Mitigation by the Lenders	55
15.	Other Indemnities	56
16.	Costs and Expenses	58
17.	Guarantee and Indemnity	60
18.	Representations	63
19.	Information Undertakings	69
20.	Financial Covenants	74
21.	General Undertakings	75
22.	Events of Default	88
23.	Changes to the Parties	95
24.	Disclosure of Information	102
25.	Role of the Administrative Parties	106
26.	The Security Agent	112
27.	Change of Security Agent and Delegation	120
28.	Application of Proceeds	121
29.	Sharing among the Finance Parties	123
30.	Payment Mechanics	125
31.	Set-off	127
32.	Notices	127
33.	Calculations and Certificates	130
34.	Partial Invalidity	131

- i -

35.	Remedies and Waivers	131
36.	Amendments and Waivers	131
37.	Counterparts	138
38.	Governing Law	139
39.	Enforcement	139

- ii -

THIS AGREEMENT is dated       10 September     2019 and made

BETWEEN:

(1)	FWD GROUP LIMITED, an exempted company incorporated under the laws of the Cayman Islands with limited liability and with company number 274405 (the "Borrower");

(2)	FWD GROUP FINANCIAL SERVICES PTE. LTD., a limited private company incorporated under the laws of the Republic of Singapore with limited liability and company number 201302761R (the "Guarantor");

(3)	STANDARD CHARTERED BANK (HONG KONG) LIMITED of 32/F, 4-4A Des Voeux Road, Central, Hong Kong, incorporated in Hong Kong with limited liability and STANDARD CHARTERED BANK (SINGAPORE) LIMITED of 8 Marina Boulevard, Level 26, Singapore 018981, incorporated in Singapore with limited liability as mandated lead arrangers and bookrunners (the "MLABs");

(4)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The Original Lenders) as lenders (the "Original Lenders");

(5)	STANDARD CHARTERED BANK (HONG KONG) LIMITED of 32/F, 4-4A Des Voeux Road, Central, Hong Kong, incorporated in Hong Kong with limited liability, as agent of the Finance Parties (other than itself) (the "Agent"); and

(6)	STANDARD CHARTERED BANK (HONG KONG) LIMITED of 32/F, 4-4A Des Voeux Road, Central, Hong Kong, incorporated in Hong Kong with limited liability, as security trustee and agent for the Finance Parties (the "Security Agent").

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

"Account Bank" means Standard Chartered Bank (Hong Kong) Limited.

"Acquisition" means:

(a)	the acquisition by the Guarantor of approximately 99.17 per cent. of the Target Shares with a portion of such Target Shares to be allocated to Siam PCG (as designated by the Guarantor), in each case pursuant to the terms of the Acquisition Documents; and

(b)	the execution of the Distribution Agreement by the parties thereto.

"Acquisition Agreement" means the share sale agreement dated 1 July 2019 relating to the sale and purchase of approximately 99.17 per cent. of the Target Shares and made between the Guarantor and the Vendor.

"Acquisition Conditions Precedent Completion Date" means the date falling six (6) months from the date of the Acquisition Agreement (or such later date as otherwise agreed by or among the parties to the Acquisition Agreement).

"Acquisition Consideration" means the aggregate consideration payable by the Guarantor to the Vendor pursuant to the Acquisition Agreement (the "Acquisition Agreement Consideration") (including, for the avoidance of doubt, such portion of the Acquisition Agreement Consideration to be paid by Siam PCG that is attributable to the portion of the Target Shares that the Guarantor may designate to be allocated to Siam PCG pursuant to the terms of the Acquisition Agreement (the "Acquisition Agreement Consideration (Siam PCG)")).

"Acquisition Costs" means all fees, costs, expenses and stamp, registration and other Taxes incurred by (or on behalf of) any member of the Group in connection with the Acquisition and/or the Transaction Documents.

"Acquisition Documents" means the Acquisition Agreement, the Current Distribution Agreement and any other document designated as such by the Agent and the Borrower.

"Acquisition Documents Summary" means the summary of the key terms of the Acquisition Documents delivered to the Agent pursuant to Clause 4.1 ( Initial conditions precedent), as may be updated from time to time by the Borrower pursuant to Clause 7.3 ( Mandatory prepayment on the occurrence of any termination event under the Distribution Agreement) or Clause 19.4 ( Information: miscellaneous).

"Acquisition Long Stop Date" means the date falling 20 "Business Days" (as defined in the Acquisition Agreement) after the Acquisition Conditions Precedent Completion Date (or such later date as otherwise agreed by or among the parties to the Acquisition Agreement).

"Administrative Party" means each of the Agent, the MLABs and the Security Agent.

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"APLMA" means the Asia Pacific Loan Market Association Limited.

"Assignment Agreement" means an agreement substantially in a recommended form of the APLMA or any other form agreed between the relevant assignor, assignee and the Agent.

"Authorisation" means:

(a)	an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration; or

(b)	in relation to anything which will be fully or partly prohibited or restricted by law if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

"Availability Period" means the period from and including the date of this Agreement to and including the earlier of:

(a)	the date falling twelve Months after the date of this Agreement; and

(b)	the date on which the Acquisition lapses or is terminated, withdrawn, abandoned or rescinded.

"Available Commitment" means at any time a Lender's Commitment minus:

(a)	the aggregate amount of its participations in any outstanding Loans; and

(b)	in relation to any proposed Utilisation, the aggregate amount of its participations in any Loans that are due to be made on or before the proposed Utilisation Date.

"Available Facility" means at any time the aggregate of the Lenders' Available Commitments.

"Baht Account" means the account of the Guarantor with the Thai Account Bank with account number [***], including any renewal or re-designation of such account.

"Borrower Account Charge" means the Hong Kong law governed deed of account charge to be entered into between the Borrower and the Security Agent granting first-ranking security over the Reserve Account of the Borrower.

"Break Costs" means the amount (if any) by which:

(a)	the interest (excluding the Margin) which a Lender should have received pursuant to the terms of this Agreement for the period from the date of receipt of all or any part of the principal amount of a Loan or an Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount of interest which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Business Day" means:

(a)	for the purposes of determining LIBOR, a day (other than a Saturday or Sunday) on which banks are open for the transaction of domestic and foreign exchange business in London;

(b)	for the purposes of making payments, a day (other than a Saturday or Sunday) on which banks are open for the transaction of domestic and foreign exchange business in New York, Singapore, Bangkok and Hong Kong; and

(c)	for all other purposes, a day (other than a Saturday or Sunday) on which banks are open for general business in Singapore, Bangkok and Hong Kong.

"Business Security Agreement over Thai Account" means the Thai law governed business security agreement over Baht Account to be entered into between, among others, the Guarantor, the Security Agent and the Thai Account Bank granting first-ranking security over the Baht Account of the Guarantor and registered with the Business Security Registration Office in the Department of Business Development, the Ministry of Commerce of Thailand, as may be amended, supplemented and/or restated from time to time.

"Certain Funds Period" means the period from and including the date of this Agreement to and including the earliest of:

(a)	the Acquisition Long Stop Date;

(b)	the Closing Date; and

(c)	the date on which the Acquisition lapses or is terminated, withdrawn, abandoned or rescinded.

"Certain Funds Utilisation" means a Loan made or to be made under the Facility during the Certain Funds Period.

"Charged Property" means all of the assets which from time to time are, or are expressed to be, the subject of Transaction Security.

"Clean-Up Period" means the period beginning on the date of this Agreement and ending on the date falling 120 days after the first Utilisation Date.

"Closing Date" means the date of Completion.

"Code" means the US Internal Revenue Code of 1986.

"Commitment" means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading " Commitment" in Schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.

"Completion" means the completion of the Acquisition in accordance with the Acquisition Agreement.

"Compliance Certificate" means a certificate delivered pursuant to Clause 19.2 (Compliance Certificate) or Clause 22.2 (Specific covenants) and signed by one director or an authorised signatory of the Borrower substantially in the form set out in Schedule 5 (Form of Compliance Certificate).

"Confidential Information" means all information relating to the Borrower, any Obligor, the Group, the Target Group, the Finance Documents (including any documents referred to in the Side Letter) or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 24 (Disclosure of Information); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

"Confidentiality Undertaking" means a confidentiality undertaking substantially in a recommended form of the APLMA or in any other form agreed between the Borrower and the Agent.

"Convertible Preference Shares" means the convertible preference shares of US$0.01 each issued by the Borrower for the purpose of funding part of the Acquisition Consideration.

"Current Distribution Agreement" means the Distribution Agreement or (if it or any subsequent Replacement Distribution Agreement has been terminated or otherwise ceases to be full force and effect) the Replacement Distribution Agreement entered into for the purpose of replacing the first-mentioned Distribution Agreement or Replacement Distribution Agreement pursuant to Clause 7.3 ( Mandatory prepayment on the occurrence of any termination event under the Distribution Agreement).

"Deal Site" has the meaning given to that term in Clause 32.6 (Use of deal site by the Agent).

"Debt Purchase Transaction" means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer;

(b)	enters into any Participation in respect of,

any Commitment or amount outstanding under this Agreement.

"Default" means an Event of Default or any event or circumstance specified in Clause 22 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

"Defaulting Lender" means any Lender (other than a Lender which is a Shareholder Affiliate):

(a)	which has failed to make its participation in a Loan available (or has notified the Agent or the Borrower (which has notified the Agent) that it will not make its participation in a Loan available) by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders' participations);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within three Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

"Delegate" means any delegate, agent, attorney, co-trustee or co-agent appointed by the Security Agent.

"Disruption Event" means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; and

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

"Distribution Agreement" means the distribution agreement to be dated on or around the Closing Date and made between the Vendor and the Target in relation to the distribution of life insurance products of the Target by the Vendor to its customers in Thailand for an initial term of 15 years.

"Equity Instruments" has the meaning given to such term in the definition of "Financial Indebtedness".

"Equity Monies" has the meaning given to such term in Schedule 2 (Conditions Precedent).

"Event of Default" means any event or circumstance specified as such in Clause 22 (Events of Default).

"Existing Senior Facilities" means:

(a)	the US$275,000,000 term loan facility made available to the Borrower pursuant to a facility agreement dated 25 July 2018 between, amongst others, the Borrower as borrower and Standard Chartered Bank (Hong Kong) Limited as agent, as amended and supplemented by an amendment agreement dated 23 January 2019 and as amended and/or restated from time to time; and

(b)	the US$175,000,000 facility or facilities made available to the Borrower pursuant to a facility agreement dated 4 February 2019 between, amongst others, the Borrower as borrower and The Hongkong and Shanghai Banking Corporation Limited as agent, as amended and/or restated from time to time.

"Existing Subordinated Debts" means indebtedness arising under any of the following:

(a)	the US$550,000,000 5.75% subordinated notes due on 9 July 2024, issued by the Borrower and constituted by a deed of covenant dated 9 July 2019;

(b)	the US$250,000,000 5.75% subordinated notes due on 9 July 2024 issued by the Borrower on 23 July 2019; and

(c)	the US$100,000,000 5.75% subordinated notes due on 9 July 2024 issued by the Borrower on 30 July 2019.

"Facility" means the term loan facility made available under this Agreement as described in Clause 2.1 ( The Facility).

"Facility Office" means:

(a)	in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction which it is resident for tax purposes.

"Facility Risks" means any interest rate liabilities and/or exchange rate risks of, and relating to, the Facility.

"FATCA" means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.

"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.

"Fee Letter" means any letter or letters referring to this Agreement or the Facility between one or more Administrative Parties and the Borrower setting out any of the fees referred to in Clause 11 (Fees) or in connection with the Facility.

"Final Repayment Date" means the date falling 36 Months after the first Utilisation Date.

"Finance Document" means this Agreement, the Side Letter, each Transaction Security Document, any Fee Letter, any Utilisation Request, any Receipt, any Selection Notice, any Subordination Deed, the Syndication Letter and any other document designated as such by the Agent and the Borrower.

"Finance Party" means the Agent, the Security Agent, a MLAB or a Lender.

"Financial Indebtedness" means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a balance sheet liability (other than any liability in respect of a lease or hire purchase contract which would, in accordance with GAAP in force prior to 1 January 2019, have been treated as an operating lease);

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any Treasury Transaction, derivative or other transaction entered into in connection with protection against or benefit from fluctuation in any rate or price or pursuant to any ISDA agreement, global master repurchase agreement (GMRA) or global master securities lending Agreement (GMSLA) or any credit support arrangement in relation to any ISDA agreement (and, when calculating the value of such derivative or other transaction only the marked to market value (or, if any actual amount is due as a result of the termination or close out of that derivative transaction, that amount), as at that time shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to (and subject to the limitations set out) in paragraphs (a) to (h) above, provided, however, that:

(i)	any indebtedness for or in respect of any amount raised pursuant to any issue of perpetual bonds, bonds, notes, debentures, redeemable preference shares or any similar instrument which would, in accordance with GAAP, be treated as "equity" and so recorded on the balance sheet of the issuing entity shall not constitute "Financial Indebtedness" (the "Equity Instruments"); and

(ii)	any indebtedness incurred in respect of any Subordinated Debts referred to in Clause 21.13 (Subordinated Debts: Affiliates) shall be excluded from the definition of "Financial Indebtedness" for the purpose of Clause 22.5 (Cross default).

"Funds Flow Statement" means a funds flow statement (including sources and uses) in agreed form.

"FWD Japan" means FWD Fuji Life Insurance Company Limited, a company incorporated under the laws of Japan.

"FWD Thailand" means FWD Life Insurance Public Company Limited, a company incorporated under the laws of Thailand.

"GAAP" means:

(a)	in relation to any Obligor or the Group, generally accepted accounting principles under IFRS;

(b)	in relation to the Target, Thai Financial Reporting Standards; or

(c)	in relation to any other member of the Group, generally accepted accounting principles under IFRS or, as applicable, generally accepted accounting principles in the jurisdiction of its incorporation.

"Governmental Agency" means any government or any governmental agency, semi-governmental or judicial entity or authority (including, without limitation, any stock exchange or any self-regulatory organisation established under statute).

"Group" means the Borrower and its Subsidiaries from time to time including, for the avoidance of doubt:

(a)	FWD Thailand and its Subsidiaries from time to time; and

(b)	(upon and after the Closing Date) the Target and its Subsidiaries from time to time.

"Group Licensed Entity" means any member of the Group which is an operating insurance company holding the applicable insurance licence(s).

"Hedging Agreement" means any master agreement, confirmation, schedule or other agreement entered into by the Borrower and the party listed as hedge counterparty therein in connection with any Treasury Transaction for the purpose of hedging Facility Risks.

"Holding Company" means, in relation to a person, any other person in respect of which it is a Subsidiary.

"IFRS" means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

"Indirect Tax" means any goods and services tax, consumption tax, value added tax or any tax of a similar nature, wherever imposed.

"Information Memorandum" means the document in the form approved by the Borrower concerning the Group and the Target Group which, at the Borrower's request and on its behalf, is prepared in relation to this transaction and distributed by the MLABs (or any of them) to selected financial institutions or entities.

"Information Package" means:

(a)	the financial, tax, actuarial and human resources due diligence report dated 28 June 2019 prepared by KPMG; and

(b)	the legal key issues report dated 7 May 2019 prepared by Baker McKenzie.

"Insolvency Event" in relation to an entity means that the entity:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(h)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

"Interest Period" means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

"Interpolated Screen Rate" means, in relation to LIBOR for any Loan, the rate (rounded upwards to four decimal places) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time on the Quotation Day for the currency of that Loan.

"IPO" means the first offering and listing of any of the shares of any member of the Group (or any Holding Company of the Borrower) on any stock exchange provided that such offer of securities is accompanied (or preceded) by the grant of the listing of, and permission to deal in, such shares by such exchange.

"ISDA" means the International Swaps and Derivatives Association.

"Legal Opinion" means any legal opinion delivered to the Agent under Clause 4.1 (Initial conditions precedent).

"Legal Reservations" means:

(a)	the principle that certain (including equitable) remedies (or remedies that are analogous to equitable remedies in other jurisdictions) may be granted or refused at the discretion of a court, the principle of reasonableness and fairness where implied by law and the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, court schemes, moratoria, administration, examinership, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under any limitation laws, the possibility that an undertaking to assume liability for or indemnity a person against non-payment of stamp duty or other Taxes may be void and defences of acquiescence, set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction;

(d)	the principle that in certain circumstances Security granted by way of fixed charge may be recharacterised as a floating charge;

(e)	the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

(f)	the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant; and

(g)	any other matters which are set out as qualifications or reservations as to matters of law of general applications in any Legal Opinion.

"Lender" means:

(a)	any Original Lender; or

(b)	any bank, financial institution, trust, fund or other entity which has become a Lender in accordance with Clause 23 (Changes to the Parties),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

"LIBOR" means, in relation to any Loan:

(a)	the applicable Screen Rate;

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the Interpolated Screen Rate for that Loan; or

(c)	if:

(i)	no Screen Rate is available for the currency of that Loan; or

(ii)	no Screen Rate is available for the Interest Period of that Loan and it is not possible to calculate an Interpolated Screen Rate for that Loan,

the Reference Bank Rate; or

(d)	as otherwise determined pursuant to Clause 10.1 (Unavailability of Screen Rate),

as of, in the case of paragraphs (a) and (c) above, the Specified Time on the Quotation Day for the currency of that Loan and for a period equal in length to the Interest Period of that Loan and, if any such rate is below zero, LIBOR will be deemed to be zero.

"Licensed Entity" has the meaning given to such term in Clause 7.2 ( Mandatory prepayment on change of control or share ownership).

"Loan" means , as the context requires, a loan made or to be made under the Facility or the principal amount outstanding at any time of that loan.

"Major Default" means any circumstances constituting a Default under any of:

(a)	Clause 22.1 (Non-payment);

(b)	Clause 22.3 (Other obligations) insofar as it relates to a breach of a Major Undertaking;

(c)	Clause 22.4 (Misrepresentation) insofar as it relates to a breach of a Major Representation;

(d)	with respect to an Obligor or a Relevant Entity only, Clause 22.6 (Insolvency), Clause 22.7 (Insolvency proceedings), Clause 22.8 (Creditor's process), Clause 22.9 (Unlawfulness) or Clause 22.14 ( Declared default);

(e)	Clause 22.10 (Repudiation and rescission of agreements); or

(f)	Clause 22.15 ( Non-compliance),

provided that (for the purposes of the above provisions) a Relevant Entity shall be deemed to be a member of the Group.

"Major Representation" means a representation or warranty under any of:

(a)	with respect to an Obligor or a Relevant Entity only, Clause 18.1 (Status), Clause 18.2 (Binding obligations), Clause 18.3 (Non-conflict with other obligations), Clause 18.4 (Power and authority), Clause 18.5 (Validity and admissibility in evidence) or Clause 18.13 (Pari passu ranking), provided that (insofar as a Relevant Entity is concerned) such representation or warranty is made by the Obligors to their actual knowledge after due and careful enquiry (and the Obligors shall be considered as having made such "due and careful enquiry" if the Guarantor has made such enquiry through its directors or managers (or directors or managers of such Relevant Entity appointed by it) as is practicable in the circumstances in its capacity as shareholder of such Relevant Entity); or

(b)	paragraphs (a) and (b) of Clause 18.18 (Acquisition Documents) or Clause 18.21 (Sanctions),

provided that (for the purposes of the above provisions) a Relevant Entity shall be deemed to be a member of the Group.

"Major Undertakings" means any of:

(a)	with respect to an Obligor or a Relevant Entity only, Clause 21.6 (Merger);

(b)	with respect to an Obligor only, Clause 21.4 (Negative pledge), Clause 21.5 (Disposals), Clause 21.6 (Merger), Clause 21.9 (Loans and guarantees), Clause 21.10 (Financial Indebtedness) or Clause 21.15 ( Dividends and share redemption); or

(c)	Clause 21.12 (Acquisition Documents) or Clause 21.19 (Sanctions),

provided that (for the purposes of the above provisions) a Relevant Entity shall be deemed to be a member of the Group.

"Majority Lenders" means a Lender or Lenders whose Commitments aggregate more than 66⅔ per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66⅔ per cent. of the Total Commitments immediately prior to the reduction).

"Margin" means 1.50 per cent. (1.5%) per annum.

"Material Adverse Effect" means a material adverse effect on:

(a)	the business, assets or financial condition of the Group (taken as a whole);

(b)	the ability of any of the Obligors to perform its payment obligations under the Finance Documents; or

(c)	(subject to the applicable Legal Reservations and the Perfection Requirements (which are not overdue)) the validity or enforceability of the whole or any part of any of the Finance Documents or the rights or remedies of the Finance Parties under the Finance Documents or the effectiveness or ranking of any Transaction Security which (i) would be materially adverse to the interests of the Finance Parties under the Finance Documents (taken as a whole) and (ii) if capable of remedy, not remedied within 20 Business Days of the Borrower (or the relevant Obligor) becoming aware of the relevant event or circumstance or being given notice of the same by the Agent (whichever is earlier).

"Maximum Required Drawdown Amount" means the amount reasonably determined by the Borrower and certified in writing to the Agent (on or prior to the date of the first Utilisation Request) to be the amount in US dollars which, when converted into Thai Baht (where applicable), is not less than the sum of (a) 60% of the aggregate Acquisition Consideration and (b) the aggregate amount of Acquisition Costs and fees and expenses incurred in relation to the Facility (as described in the Funds Flow Statement).

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	subject to paragraph (c) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will apply only to the last Month of any period.

"New Lender" has the meaning given to that term in Clause 23 (Changes to the Parties).

"Obligors" means the Borrower and the Guarantor and "Obligor" means each one of them.

"Original Financial Statements" means:

(a)	in relation to the Borrower, its audited consolidated financial statements for the financial year ended 31 December 2018;

(b)	in relation to the Guarantor, its audited unconsolidated financial statements for the financial year ended 31 December 2018; and

(c)	in relation to the Target, its audited consolidated financial statements for the financial year ended 31 December 2018.

"Participation" means, in relation to a person, a transaction where such person:

(a)	enters into any sub-participation in respect of any or all of its rights and/or obligations under the Finance Documents;

(b)	declares a trust (or similar arrangement) in respect of any or all of its rights under any Finance Document; or

(c)	enters into any other arrangement under which payments are to be made or may be made by reference to one or more Finance Documents, the Facility or the Borrower.

"Party" means a party to this Agreement.

"Perfection Requirement" means any registration, filing, endorsement, notarisation, stamping, notification or other action or step to be made or procured in any jurisdiction in order to perfect Transaction Security created by a Transaction Security Document and/or in order to achieve the relevant priority for the Transaction Security created thereunder.

"Permitted Termination" means, in respect of a Hedging Agreement, the termination or close-out in whole or in part of any hedging transaction under that Hedging Agreement prior to its stated maturity if:

(a)	the Agent exercises any of its rights pursuant to paragraph (b) of Clause 22.16 (Acceleration); or

(b)	all amounts outstanding under this Agreement are not repaid partially or in full on the Final Repayment Date; or

(c)	any Event of Default or Termination Event (both terms as defined in the relevant Hedging Agreement) occurs under any Hedging Agreement.

"Quotation Day" means:

(a)	in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period unless market practice differs in the Relevant Interbank Market in which case the Quotation Day will be determined by the Agent (acting reasonably) in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days); and

(b)	in relation to any Interest Period the duration of which is selected by the Agent pursuant to Clause 8.3 (Default interest), such date as may be determined by the Agent (acting reasonably).

"Receipt" means a loan receipt substantially in the form set out in Part III of Schedule 3 ( Requests, Notices and Receipts).

"Receiver" means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

"Reference Bank Rate" means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks, as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in US dollars and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in US dollars and for that period, provided that if the arithmetic mean of such rates is below zero, the Reference Bank Rate will be deemed to be zero.

"Reference Banks" means, subject to Clause 25.15 (Reference Banks), such banks as may be appointed by the Agent in consultation with the Borrower.

"Relevant Account" has the meaning given to such term in Clause 21.18 (Relevant Account).

"Relevant Account Bank" means Standard Chartered Bank (Hong Kong) Limited (or any replacement bank designated with the prior written consent of the Borrower and the Agent).

"Relevant Benchmark" means, in relation to a bank, any one of the following benchmarks:

(a)	(if such bank is listed) the market capitalisation of such bank;

(b)	the total assets of such bank;

(c)	the total equity of such bank; and

(d)	(i) the number of employees and/or officers of such bank in Thailand (including, for the avoidance of doubt, the employees and/or officers in all its branches and offices in Thailand) and (ii) the number of branches and/or offices of such bank in Thailand, provided that (for the avoidance of doubt) the criteria under (i) and (ii) shall together constitute one Relevant Benchmark.

"Relevant Entity" means any entity (a) in which the Borrower has any direct and/or indirect interest and (b) that directly and/or indirectly acquires, or that is to directly or indirectly acquire, any Target Shares (or any part thereof or any interest therein).

"Relevant Interbank Market" means the London interbank market.

"Relevant Jurisdiction" means, in relation to an Obligor or any other member of the Group party to an Acquisition Document:

(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where it has assets which are subject to the Transaction Security to be created by it is situated;

(c)	any jurisdiction in which it conducts a material part of its business;

(d)	the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it; and

(e)	(in the case of any member of the Group party to an Acquisition Document) Thailand.

"Repeating Representations" means each of the representations set out in Clause 18.1 (Status) to Clause 18.5 (Validity and admissibility in evidence), Clause 18.7 (Governing law and enforcement), paragraph (a) of Clause 18.10 (No default), paragraph (d) of Clause 18.11 (No misleading information), paragraphs (a) and (b) of Clause 18.12 (Financial statements), Clause 18.16 (Ranking of Security) to Clause 18.17 (Good title to assets), paragraph (a) of Clause 18.18 ( Acquisition Documents), paragraph (b) of Clause 18.19 (Ownership and control), Clause 18.20 (Legal and beneficial ownership) and Clause 18.21 (Sanctions).

"Replacement Distribution Agreement" means a bancassurance agreement entered into by the Target or (at any time after the Restructure Date) a Licensed Entity with (a) one of the top six banks in Thailand (by reference to a Relevant Benchmark) or (b) such other bank or financial institution acceptable to the Majority Lenders, provided that the key commercial terms of such bancassurance agreement shall be substantially the same as (or no less favourable to the Target or, as applicable, such Licensed Entity than) the Distribution Agreement or Replacement Distribution Agreement being replaced thereby.

"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

"Required Balance" means, at any time, US$75,000,000, provided that:

(a)	upon any prepayment of any Loan (or any part thereof) after the expiry of the Availability Period, the Required Balance shall with effect from such prepayment be (until any further adjustment to the Required Balance in accordance with this paragraph (a) or paragraph (b)) equal to the aggregate of interest accruing on the Loans for the period of 12 Months from the date of such prepayment (calculated as if (i) the rate of interest on each Loan throughout such 12-Month period were equal to the rate of interest applicable to such Loan as at the date of such prepayment and (ii) no further repayment or prepayment of any Loan would occur during such 12-Month period, other than repayment of the Loans in full on the Final Repayment Date); and

(b)	at the last day of each calendar month (which last day falls within 12 Months of the Final Repayment Date), the Required Balance shall be adjusted so that with effect from such last day, it shall (until any further adjustment to the Required Balance in accordance with this paragraph (b) or paragraph (a)) equal to the aggregate of interest accruing on the Loans for the period from the last day of such calendar month until the Final Repayment Date (calculated as if (i) the rate of interest on each Loan throughout such period were equal to the rate of interest applicable to such Loan as at the last day of such calendar month and (ii) no further repayment or prepayment of any Loan would occur during such period, other than repayment of the Loans in full on the Final Repayment Date).

"Reserve Account" means the account of the Borrower with the Account Bank with account number [***], in each case including any renewal or re-designation of such account.

"Restricted Party" means a person that is: (a) listed on, or owned or controlled by a person listed on, or acting on behalf of a person listed on, any Sanctions List; (b) located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, or acting on behalf of, a person located in or organised under the laws of a country or territory that is the target of country-wide or territory-wide Sanctions; or (c) otherwise a target of Sanctions ("target of Sanctions" signifying a person with whom a US person or other national of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities).

"Restructure Date" has the meaning given to such term in Clause 7.2 ( Mandatory prepayment on change of control or share ownership).

"Retiring Security Agent" has the meaning given to that term in Clause 27 (Change of Security Agent and Delegation).

"Sanctions" means the economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by: (a) the United States government; (b) the United Nations; (c) the European Union; (d) the United Kingdom; (e) Hong Kong; (f) Thailand; (g) Japan; (h) the respective governmental institutions and agencies of any of the foregoing, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury ("OFAC"), the United States Department of State, and Her Majesty's Treasury ("HMT") or the Hong Kong Monetary Authority (together the "Sanctions Authorities").

"Sanctions List" means the "Specially Designated Nationals and Blocked Persons" list maintained by OFAC, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by HMT, or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities.

"Screen Rate" means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period displayed on page LIBOR01 of the Reuters screen (or any replacement Reuters page which displays the rate), or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.

"Secured Liabilities" means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Obligor to any Secured Party under each Finance Document.

"Secured Party" means a Finance Party, a Receiver or any Delegate.

"Security" means a mortgage, charge, pledge, business security, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Security Agent's Spot Rate of Exchange" means the Security Agent's spot rate of exchange for the purchase of the relevant currency with the currency of the Loan(s) in the Hong Kong foreign exchange market at or about 11:00 a.m. Hong Kong time on a particular day.

"Security Property" means:

(a)	the Transaction Security expressed to be granted in favour of the Security Agent as trustee or agent for the Secured Parties (or in favour of any or all of the Secured Parties) and all proceeds of that Transaction Security;

(b)	all obligations expressed to be undertaken by an Obligor to pay amounts in respect of the Secured Liabilities to the Security Agent as trustee or agent for the Secured Parties and secured by the Transaction Security together with all representations and warranties expressed to be given by an Obligor in favour of the Security Agent as trustee or agent for the Secured Parties; and

(c)	any other amounts or property, whether rights, entitlements, choses in action or otherwise, actual or contingent, which the Security Agent is required by the terms of the Finance Documents to hold as trustee on trust for (or as agent for) the Secured Parties.

"Selection Notice" means a notice substantially in the form set out in Part II of Schedule 3 ( Requests, Notices and Receipts) given in accordance with Clause 9.1 (Selection of Interest Periods).

"Senior Facility Maturity Date" means the Final Repayment Date or the final maturity date of any of the Existing Senior Facilities, whichever is the latest.

"Shareholder Affiliate" means any shareholder of any member of the Group and the Affiliates of such shareholder but excluding any member of the Group.

"Siam Pacific" means Siam Pacific Corporation Company Limited, a company incorporated under the laws of Thailand.

"Siam PCG" means Siam PCG Co., Ltd., a company incorporated under the laws of Thailand.

"Side Letter" means the side letter in the agreed form entered into before the first Utilisation Date by the Borrower in favour of the Agent (on behalf of the Finance Parties).

"Specified Time" means a time determined in accordance with Schedule 6 (Timetables).

"Subordinated Debts" means:

(a)	any of the Existing Subordinated Debts; or

(b)	any indebtedness owing by any Obligor, which is subordinated to the claims of the Finance Parties under the Finance Documents pursuant to a Subordination Deed or otherwise on terms acceptable to the Agent (acting on the instructions of the Majority Lenders (acting reasonably)), for so long as such indebtedness remains effectively subordinated to the claims of the Finance Parties under the Finance Documents.

"Subordination Deed" means a subordination deed (in form and substance satisfactory to the Agent) entered into by an Obligor (as subordinated debtor), another member of the Group, a Shareholder Affiliate or any other person (as subordinated creditor) and the Security Agent.

"Subsidiary" means, in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half the issued equity share capital of which is beneficially owned, directly or indirectly, by the first mentioned company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body and, insofar as FWD Thailand, Siam PCG, Siam Pacific or any Licensed Entity is concerned, "beneficial ownership" shall be construed in accordance with paragraph (b) of Clause 7.2 (Mandatory prepayment on change of control or share ownership).

"Syndication Letter" means the syndication letter dated on or about the date of this Agreement and entered into between the Borrower and the MLABs.

"Target" means SCB Life Assurance Public Company Limited, a company incorporated under the laws of Thailand.

"Target Group" means the Target and its Subsidiaries from time to time.

"Target Shares" means all of the shares in Target.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature that is imposed by law or by a governmental agency (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Tax Deduction" has the meaning given to such term in Clause 12.1 (Tax definitions).

"Thai Account Bank" means Standard Chartered Bank (Thai) Public Company Limited.

"Total Commitments" means at any time the aggregate of the Commitments (being USD1,800,000,000 as at the date of this Agreement).

"Transaction Documents" means the Acquisition Documents and the Finance Documents.

"Transaction Security" means the Security created or evidenced or expressed to be created or evidenced under the Transaction Security Documents.

"Transaction Security Document" means:

(a)	the Borrower Account Charge;

(b)	the Business Security Agreement over Thai Account;

(c)	any other document evidencing or creating or expressed to evidence or create Security over any asset to secure any obligation of any Obligor to a Secured Party under the Finance Documents; or

(d)	any other document designated as such by the Security Agent and the Borrower.

"Transfer Certificate" means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

"Transfer Date" means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

"Treasury Transactions" means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any interest or exchange rate or price.

"Ultimate Shareholder" has the meaning given to it in the Side Letter.

"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Finance Documents.

"US" means the United States of America.

"US Tax Obligor" means:

(a)	the Borrower, if it is resident for tax purposes in the US; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

"Utilisation" means a utilisation of the Facility.

"Utilisation Date" means the date of a Utilisation, being the date on which the relevant Loan is to be made.

"Utilisation Request" means a notice substantially in the form set out in Part I of Schedule 3 ( Requests, Notices and Receipts).

"Vendor" means The Siam Commercial Bank Public Company Limited, a company incorporated under the laws of Thailand.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	any "Administrative Party", the "Agent", any "MLAB", any "Finance Party", any "Lender", any "Obligor", any "Party", any "Secured Party", the "Security Agent" or other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	"agreed form" means a document that is in the form agreed by or on behalf of the Borrower and the Agent on or before the date of this Agreement;

(iii)	"assets" includes present and future properties, revenues and rights of every description;

(iv)	a "Finance Document", a "Transaction Document" or any other agreement or instrument is a reference to that Finance Document, Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(v)	"including" shall be construed as "including without limitation" (and cognate expressions shall be construed similarly);

(vi)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii)	a Lender's "participation" in a Loan or an Unpaid Sum includes an amount (in the currency of such Loan or Unpaid Sum) representing the fraction or portion (attributable to such Lender by virtue of the provisions of this Agreement) of the total amount of such Loan or Unpaid Sum and the Lender's rights under this Agreement in respect thereof;

(viii)	a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(ix)	a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(x)	a provision of law is a reference to that provision as amended or re-enacted; and

(xi)	a time of day is a reference to Hong Kong time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been remedied or waived.

(e)	Where this Agreement specifies an amount in a given currency (the "specified currency") "or its equivalent", the "equivalent" is a reference to the amount of any other currency which, when converted into the specified currency utilising the Agent's spot rate of exchange for the purchase of the specified currency with that other currency at or about 11 a.m. on the relevant date, is equal to the relevant amount in the specified currency.

(f)	If and to the extent that any Finance Party (acting individually or as a collective) is required to act reasonably under the terms of a Finance Document with respect to any matter, each relevant Finance Party must act reasonably with respect to such matter.

1.3	Currency Symbols and Definitions

"Baht" and "Thai Baht" denote the lawful currency of Thailand.

"US$", "USD" and "US dollars" denote the lawful currency of the US.

1.4	Personal liability

No director, officer, employee or other person acting (or purporting to act) on behalf of the Borrower, the Guarantor or any other member of the Group (or any Affiliate of a member of the Group) shall be personally liable for any representation, certification or statement made (or deemed to be made) by that person, the Borrower, the Guarantor or any other member of the Group in any Finance Document or any certificate, notice or other document required to be delivered under, or in connection with, any Finance Document, whether or not signed by that person.

1.5	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the "Third Parties Act") to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

(c)	Any Receiver or Delegate may, subject to this Clause 1.5 and the Third Parties Act, rely on any Clause of this Agreement which expressly confers rights on it.

SECTION 2

THE FACILITY

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a US dollar term loan facility in an aggregate amount equal to the Total Commitments.

2.2	Finance Parties' rights and obligations

(a)	The obligations of the Finance Parties under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party's participation in the Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards:

(a)	payment of up to 60 per cent. of the Acquisition Consideration; and/or

(b)	payment of the Acquisition Costs and the fees and expenses incurred in relation to the Facility and payment of an amount equal to the Required Balance into the Relevant Account,

as described in the Funds Flow Statement.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

(a)	The Borrower may not deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent (acting reasonably).

(b)	The Agent shall notify the Borrower and the Lenders promptly upon the Majority Lenders being so satisfied with such documents and other evidence listed in Schedule 2 (Conditions Precedent) or (in the case of paragraph (b) of Clause 4.5 (Funds flow and account operation)) the documents and other evidence specified therein.

(c)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (b) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent

Subject to Clause 4.1 (Initial conditions precedent), the Lenders will be obliged to comply with Clause 5.4 (Lenders' participations) in relation to a Utilisation other than one to which Clause 4.3 ( Utilisations during the Certain Funds Period) applies, if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Loan;

(b)	none of the circumstances described in Clause 7.2 (Mandatory prepayment on change of control or share ownership) has occurred; and

(c)	the Repeating Representations to be made by each Obligor are true in all material respects (or, in the case of a Repeating Representation that is already qualified by materiality under Clause 18 ( Representations), in all respects).

4.3	Utilisations during the Certain Funds Period

(a)	Subject to Clause 4.1 (Initial conditions precedent), during the Certain Funds Period the Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) in relation to a Certain Funds Utilisation if, on the date of the Utilisation Request and on the proposed date of Utilisation:

(i)	no Major Default is continuing or would result from the proposed Utilisation;

(ii)	none of the circumstances described in Clause 7.2 (Mandatory prepayment on change of control or share ownership) has occurred; and

(iii)	the Major Representations are true in all material respects (or, in the case of a Major Representation that is already qualified by materiality under Clause 18 ( Representations), in all respects).

(b)	During the Certain Funds Period (save in circumstances where, pursuant to paragraph (a) above, a Lender is not obliged to comply with Clause 5.4 (Lenders' participation) and subject as provided in Clause 7.1 (Illegality), Clause 7.9 ( Termination of the Acquisition) and Clause 7.10 ( Cancellation of Commitments – Maximum Required Drawdown Amount) and (in respect of the Reserve Account or the Baht Account) paragraph (b) of Clause 4.5 (Funds flow and account operation)), none of the Finance Parties shall be entitled to:

(i)	invoke any condition set out in Clause 4.2 (Further conditions precedent) as a ground for refusing to make a Certain Funds Utilisation during the Certain Funds Period;

(ii)	cancel any of its Commitments to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

(iii)	rescind, terminate or cancel this Agreement or the Facility or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have to the extent to do so would prevent or limit the making of a Certain Funds Utilisation or a withdrawal from the Reserve Account or the Baht Account for the purpose of funding the Acquisition Consideration;

(iv)	refuse to participate in the making of a Certain Funds Utilisation;

(v)	exercise any right of set-off or counterclaim in respect of a Utilisation, the Reserve Account or the Baht Account to the extent to do so would prevent or limit the making of a Certain Funds Utilisation or a withdrawal from the Reserve Account or the Baht Account for the purpose of funding the Acquisition Consideration; or

(vi)	cancel, accelerate or cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document to the extent to do so would prevent or limit the making of a Certain Funds Utilisation or a withdrawal from the Reserve Account or the Baht Account for the purpose of funding the Acquisition Consideration, provided that immediately upon the expiry of the Certain Funds Period all such rights, remedies and entitlements shall be available to the Finance Parties notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

4.4	Maximum number of Loans

(a)	The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation more than fifteen (15) Loans would be outstanding.

(b)	The Borrower may not request that a Loan be divided if, as a result of the proposed division fifteen (15) or more Loans would be outstanding.

4.5	Funds flow and account operation

(a)	The Borrower and the Guarantor shall ensure that:

(i)	the proceeds of the Facility (to the extent to be applied towards payment of the Acquisition Consideration) are paid into the Reserve Account pending such proceeds being made available by the Borrower to the Guarantor for conversion into Thai Baht;

(ii)	the proceeds of such conversion are paid directly into the Baht Account;

(iii)	such conversion into Thai Baht is made simultaneously with, or after, the conversion of all of the Equity Monies (to the extent to be applied towards payment of the Acquisition Consideration) into Thai Baht; and

(iv)	(without limiting the generality of the foregoing) the proceeds of the Facility are applied in accordance with the Funds Flow Statement.

(b)	On or prior to the Closing Date, (x) the Borrower shall be entitled to make withdrawals from the Reserve Account for (1) purpose(s) contemplated under and in accordance with the Funds Flow Statement or (2) prepayment of the Loans in accordance with Clause 7.9 ( Termination of the Acquisition) and (y) the Guarantor shall be entitled to make withdrawals from the Baht Account for(1) purpose(s) contemplated under and in accordance with the Funds Flow Payment or (2) (in the case of termination of the Acquisition Agreement or occurrence of Non-Completion Event referred to in Clause 7.9 ( Termination of the Acquisition)) for conversion into US dollars and deposit into the Reserve Account, provided that (in each case):

(i)	no Default is continuing or would result from such withdrawal (or, if such withdrawal is made during the Certain Funds Period, no Major Default is continuing or would result from such withdrawal);

(ii)	none of the circumstances described in Clause 7.2 (Mandatory prepayment on change of control or share ownership) has occurred;

(iii)	the Repeating Representations to be made by each Obligor are true in all material respects (or, if such withdrawal is made during the Certain Funds Period, the Major Representations are true in all material respects) (or, in the case of any such Repeating Representation or Major Representation that is already qualified by materiality under Clause 18 ( Representations), in all respects);

(iv)	the proceeds of such withdrawal from the Baht Account are paid directly into such account(s) as specified in the Funds Flow Statement or (in the case of (y)(2)) directly into the Reserve Account;

(v)	the proceeds of such withdrawal from the Reserve Account are paid directly into such account(s) as specified in the Funds Flow Statement or (in the case of (x)(2)) directly to the Agent for application towards prepayment of the Loans in accordance with Clause 7.9 ( Termination of the Acquisition);

(vi)	(with respect to any proposed withdrawal from the Reserve Account (other than for the purpose of payment to the Agent in the case of (x)(2))) the Agent has received the following documents and other evidence in form and substance satisfactory to it (acting reasonably):

(A)	evidence that the Obligors and Siam PCG have sufficient funds (taking into account the Total Commitments and the terms of the Forwards (as defined in the Funds Flow Statement) entered into by the Guarantor) to complete the Acquisition, to discharge the Acquisition Costs and to fund the Required Balance in full, as evidenced by bank account statement(s) of account(s) held by any Obligor or Siam PCG (or such other form of evidence acceptable to the Agent) showing aggregate cash at hand sufficient for such purposes; and

(B)	copies of such irrevocable payment instructions as contemplated in the Funds Flow Statement; and

(vii)	(with respect to any proposed withdrawal from the Baht Account (other than for the purpose of payment into the Reserve Account in the case of (y)(2)) there is no circumstance which would prevent the occurrence of the Closing Date as contemplated in the Funds Flow Statement (and the Guarantor shall be deemed to have confirmed the same to the Agent by delivering any payment instruction with respect to such proposed withdrawal to the Thai Account Bank).

SECTION 3

UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request by way of an email to loansAgency.HK@sc.com (or any other email address as designated by the Agent) not later than the Specified Time (or such later time as agreed by the Lenders).

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	it specifies whether the Acquisition Consideration is to be paid in one lump sum or in instalments (and, if in instalments, the amount of the instalment to be funded by the proposed Utilisation);

(iii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(iv)	the proposed first Interest Period complies with Clause 9 (Interest Periods); and

(v)	it instructs the Agent to pay the proceeds of the Utilisation (to the extent the proceeds are to be applied towards funding the Acquisition Consideration) into the Reserve Account.

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be US dollars.

(b)	The amount of the proposed Utilisation must not exceed the Available Facility and must be a minimum of USD100,000,000 (or, if less, the Available Facility).

5.4	Lenders' participations

(a)	If the conditions set out in Clause 4 (Conditions of Utilisation) and 5.1 (Delivery of a Utilisation Request) to 5.3 (Currency and amount) have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender's participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making that Loan.

(c)	The Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan by the Specified Time.

5.5	Receipt

The Borrower shall deliver to the Agent (for further distribution to each Lender) (a) a copy of a duly signed but undated Receipt in respect of each Loan together with the delivery of the Utilisation Request for such Loan and (b) an original of the duly signed but undated Receipt in respect of that Loan borrowed by it on the Utilisation Date for such Loan but prior to the making of that Loan. The Borrower authorises each Lender to date each such signed but undated Receipt on the Utilisation Date for a Loan upon confirmation by the Agent that the proceeds of that Loan (subject to any deduction pursuant to Clause 11.5 ( Fees payable) and to the extent the proceeds of that Loan are to be applied towards funding the Acquisition Consideration) have been paid into the Reserve Account.

5.6	Cancellation of Available Facility

The Commitments which, at that time, are unutilised shall be immediately cancelled at 5 p.m. on the last day of the Availability Period.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6	REPAYMENT

(a)	The Borrower shall repay each Loan in full on the Final Repayment Date.

(b)	The Borrower may not reborrow any part of the Facility which is repaid.

7	PREPAYMENT AND CANCELLATION

7.1	Illegality

If, after the date of this Agreement, it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan or it is or will become unlawful for any Affiliate of a Lender for that Lender to do so:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)	the Borrower shall repay that Lender's participation in the Loans on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Mandatory prepayment on change of control or share ownership

(a)	If:

(i)	the shares of the Borrower or the voting rights attached to such shares cease to be beneficially owned or controlled, directly or indirectly, by the Ultimate Shareholder in accordance with the requirements set out in the documents detailed in the Side Letter;

(ii)	the Borrower does not or ceases to beneficially own, directly or indirectly, 100 per cent. of the shares in the Guarantor;

(iii)	(prior to the Restructure Date) the Borrower does not or ceases to beneficially own, directly or indirectly, at least 80.492 per cent. of the shares in FWD Thailand;

(iv)	(prior to the occurrence of an IPO) the Borrower does not or ceases to beneficially own, directly or indirectly, 60 per cent. or more of the shares in FWD Japan;

(v)	(on or following the occurrence of an IPO) the Borrower does not or ceases to beneficially own, directly or indirectly, more than 50 per cent. of the shares in FWD Japan;

(vi)	(on or following the occurrence of the Closing Date but prior to the Restructure Date) the Borrower does not or ceases to beneficially own, directly or indirectly, at least 99.17 per cent. of the Target Shares; or

(vii)	(on or after the Restructure Date) the Borrower does not or ceases to beneficially own, directly or indirectly, at least 85 per cent. of the shares in any Licensed Entity,

then:

(A)	the Borrower shall promptly notify the Agent upon becoming aware of that event;

(B)	a Lender shall not be obliged to fund a Utilisation; and

(C)	if a Lender so requires and notifies the Agent within 30 days of the Borrower notifying the Agent of the event, the Agent shall, by not less than five Business Days' notice to the Borrower, cancel the Commitment of that Lender and declare the participation of that Lender in all outstanding Loans, together with accrued interest and all other amounts accrued under the Finance Documents (to the extent owing to that Lender) immediately due and payable, whereupon the Commitment of that Lender will be cancelled and the participation of that Lender in all such outstanding Loans and all such amounts will become immediately due and payable.

(b)	For the purpose of this Clause 7.2:

(i)	a member of the Group shall be deemed to be the beneficial owner of the shares in FWD Thailand, the Target, any Licensed Entity or any of their respective direct or indirect shareholders incorporated under the laws of Thailand (as applicable), to the extent that all of the rights attaching to those shares (including without limitation voting and economic rights) have been (and remain effectively) assigned by the holder thereof in favour of such member of the Group;

(ii)	"Licensed Entity" means (A) FWD Thailand; (B) the Target; or (C) any other member of the Group which, in each case, holds the necessary licence(s) for the purpose of the Group's insurance business in Thailand as at the Restructure Date; and

(iii)	"Restructure Date" means the date of completion of the solvent restructuring or reorganisation of the insurance business of the Group (including the business of FWD Thailand and the Target) in Thailand, provided that the Licensed Entity must remain or, as applicable, have become a party to the Current Distribution Agreement.

(c)	The Borrower shall promptly notify the Agent of the occurrence of the Restructure Date and the name(s) of the Licensed Entity(ies).

7.3	Mandatory prepayment on the occurrence of any termination event under the Distribution Agreement

(a)	If:

(i)	the Current Distribution Agreement is terminated (for whatever reason) or ceases to be in full force and effect; and

(ii)	no Replacement Distribution Agreement is entered into (and becomes effective) within 3 Months of such termination or cessation to replace the Current Distribution Agreement,

the Borrower shall upon the expiry of such 3-Month period, prepay the Loans in an amount equal to 20 per cent. of all outstanding Loans (as at the last day of the Availability Period or, if earlier, the first day on which the Available Facility is reduced to zero), provided that:

(A)	this Clause shall cease to apply upon the occurrence of an IPO; and

(B)	the amount of prepayment and cancellation required to be made pursuant to this Clause shall be reduced by the aggregate amount of Loans that has been voluntarily prepaid pursuant to Clause 7.7 ( Voluntary prepayment of Loans) prior to the date on which the prepayment pursuant to this Clause is due to be made.

(b)	Any prepayment under this Clause 7.3 shall be applied towards prepayment of the Loans on a pro rata basis.

(c)	The Borrower shall promptly:

(i)	upon the execution of a Replacement Distribution Agreement, notify the Agent in writing and provide an updated Acquisition Documents Summary to the Agent, setting out a summary of the material terms of such Replacement Distribution Agreement; and

(ii)	upon a Replacement Distribution Agreement becoming effective, notify the Agent of the same.

7.4	Mandatory prepayment out of Disposal Proceeds and Acquisition Proceeds

(a)	For the purposes of this Clause 7.4 and Clause 7.5 (Application of mandatory prepayments and cancellations):

"Acquisition Proceeds" means the proceeds of a claim (a "Recovery Claim") by any member of the Group against the Vendor or any of its Affiliates (or any employee, officer or adviser) in relation to the Acquisition Documents or against the provider of any due diligence or value report prepared in connection with the Acquisition (in its capacity as a provider of that report) except for Excluded Acquisition Proceeds, and after deducting:

(i)	any reasonable expenses which are incurred by any member of the Group to persons who are not members of the Group; and

(ii)	any Tax incurred and required to be paid by a member of the Group (as reasonably determined by the relevant member of the Group on the basis of existing rates and taking into account any available credit, deduction or allowance), in each case in relation to that Recovery Claim.

"Disposal" means a sale, lease, licence, transfer, loan or other disposal by a person of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions).

"Disposal Proceeds" means the consideration receivable by any member of the Group (including any amount receivable in repayment of intercompany debt) for any Disposal made by any member of the Group of either (i) shares in the Target or any Licensed Entity (or any member of the Group which, directly or indirectly, holds any shares in the Target or any Licensed Entity); or (ii) any assets of any member of the Target Group or any Licensed Entity or any of its Subsidiaries, except for Excluded Disposal Proceeds and after deducting:

(i)	any reasonable expenses which are incurred by any member of the Group with respect to that Disposal to persons who are not members of the Group; and

(ii)	any Tax incurred and required to be paid by the seller in connection with that Disposal (as reasonably determined by the seller, on the basis of existing rates and taking account of any available credit, deduction or allowance).

"Excluded Acquisition Proceeds" means any proceeds of a Recovery Claim which the Borrower notifies the Agent are, or are to be, applied:

(i)	in payment of amounts payable to the Vendor pursuant to the Acquisition Agreement by way of adjustment to the purchase price in respect of the Acquisition (except to the extent relating to a working capital adjustment);

(ii)	to satisfy (or reimburse a member of the Group which has discharged) any liability, charge or claim upon a member of the Group by a person which is not a member of the Group; or

(iii)	in the replacement, reinstatement and/or repair of assets of members of the Group which have been lost, destroyed or damaged,

in each case as a result of the events or circumstances giving rise to that Recovery Claim, if those proceeds are so applied within 6 Months (or such longer period as the Majority Lenders may agree) of receipt of such proceeds (or 9 Months of receipt of such proceeds, if so committed to be applied within 6 Months of receipt of such proceeds), and provided that any such proceeds that are not applied (or committed to be so applied) within such period towards such purpose(s) shall cease to constitute Excluded Acquisition Proceeds immediately upon the expiry of the applicable period.

"Excluded Disposal Proceeds" means:

(i)	the consideration receivable by any member of the Group (including any amount receivable in repayment of intercompany debt) for any Disposal made by any member of the Group, where such consideration is, within 12 Months (or such longer period as the Majority Lenders may agree) of receipt, applied by a member of the Group (or 18 Months of receipt of such consideration, if so committed to be applied within 12 Months of receipt of such consideration) (A) in reinvestment in similar or other assets for the insurance business of the Group (or the reimbursement of amounts disbursed for such purpose within the last 12 Months) or (B) towards the payment of any consideration payable by any member of the Group in respect of any bancassurance agreement between such member of the Group and any bank (that is not a member of the Group) for the distribution by such bank of insurance products of member(s) of the Group, provided that any such first-mentioned consideration that is not committed or, as applicable, applied within the applicable period towards such purpose(s) shall cease to constitute Excluded Disposal Proceeds immediately upon the expiry of such period; or

(ii)	the consideration receivable by any member of the Group (including any amount receivable in repayment of intercompany debt) for any Disposal made by any member of the Group incorporated under the laws of Thailand, where such consideration is, following reasonable endeavours of the Group, incapable of being remitted outside of Thailand provided that such consideration is applied for use in the business of members of the Group incorporated under the laws of Thailand.

"Relevant Portion" means, in respect of any Disposal Proceeds, the proportion borne by:

(i)	the Total Commitments;

to

(ii)	the aggregate of (A) the Total Commitments and (B) the aggregate commitments (comprising outstanding loans and undrawn commitments) under any other unsubordinated Financial Indebtedness of any member of the Group which terms require the application of such Disposal Proceeds towards mandatory prepayment and/or cancellation in respect of such Financial Indebtedness.

"Target Distribution" means any cash received by a member of the Group (which is incorporated outside of Thailand) from (x) the Target, any Licensed Entity or (as applicable) any member of the Target Group or any Subsidiary of any Licensed Entity or (y) any direct or indirect shareholder of any person referred to in (x) in respect of or to the extent attributable to:

(i)	any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) paid on or in respect of the share capital of the Target or any Licensed Entity (or any class of the share capital of the Target or any Licensed Entity);

(ii)	any repayment, return or distribution of any dividend or share premium or other reserve of the Target or any Licensed Entity;

(iii)	any management, advisory or other fee paid by, or any loan made by, any member of the Target Group, any Licensed Entity or any of its Subsidiaries to or to the order of any member of the Group (which is not a member of the Target Group, a Licensed Entity or any of its Subsidiaries);

(iv)	any purchase, repurchase, redemption, defeasance, repayment, reduction or cancellation of any of the share capital of the Target or a Licensed Entity or any other arrangement having a similar effect; or

(v)	any payment, repayment, prepayment, redemption, purchase, acquisition or defeasance (whether on account of principal, interest, fees or otherwise) on account of any Financial Indebtedness owed by any member of the Target Group, any Licensed Entity or any of its Subsidiaries to any member of the Group (which is not a member of the Target Group, a Licensed Entity or any of its Subsidiaries), in each case after deducting any Tax paid or required to be paid by any member of the Group as a result of receiving such sum (as reasonably determined by the recipient of such sum, on the basis of existing rates and taking account of any available credit, deduction or allowance).

(b)	The Borrower shall prepay the Loans and cancel the Available Commitments, in amounts equal to the following amounts at the times and in the order of application contemplated by Clause 7.5 (Application of mandatory prepayments and cancellations):

(i)	the amount of Acquisition Proceeds;

(ii)	the Relevant Portion of the amount of Disposal Proceeds; and

(iii)	the amount of Target Distributions.

7.5	Application of mandatory prepayments and cancellations

(a)	A prepayment of Loans or cancellation of Available Commitments made under Clause 7.4 (Disposal and Acquisition Proceeds) shall be applied promptly (and in any event within three Business Days) upon receipt of such amounts by any member of the Group (or such amounts ceasing to constitute Excluded Acquisition Proceeds or Excluded Disposal Proceeds, as applicable) as follows:

(i)	first, in prepayment of the Loans on a pro rata basis; and

(ii)	secondly, in cancellation of the Available Commitments (and the Available Commitments of the Lenders will be cancelled rateably).

7.6	Voluntary cancellation

The Borrower may, if it gives the Agent not less than 5 Business Days' (or such shorter period as the Majority Lenders may agree) prior written notice, reduce the Available Facility to zero or by such amount (being a minimum amount of USD50,000,000 and an integral multiple of USD5,000,000 or, if less, the Available Facility) as the Borrower may specify in such notice. Any such reduction under this Clause 7.6 shall reduce the Commitments of the Lenders rateably.

7.7	Voluntary prepayment of Loans

(a)	The Borrower may, if it gives the Agent not less than 10 Business Days' (or such shorter period as the Majority Lenders may agree) prior written notice, prepay the whole or any part of any Loan, provided that:

(i)	(in the case of any prepayment of a Loan in part) the amount of such prepayment reduces the amount of that Loan by a minimum amount of USD50,000,000 or, if less, the outstanding amount of that Loan;

(ii)	a Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the Available Facility is zero); and

(iii)	any prepayment under this Clause 7.7 shall be applied rateably among the participations of the Lenders in such Loan.

7.8	Right of prepayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (a) of Clause 12.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Borrower under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs),

the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the prepayment of that Lender's participation in the Loans or give the Agent notice of its intention to replace that Lender in accordance with Clause 36.5 (Replacement of Lender).

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Borrower has given a notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall prepay that Lender's participation in the relevant Loan.

7.9	Termination of the Acquisition

If (i) the Acquisition Agreement is terminated (for whatever reason) after the first Utilisation Date but prior to Completion or (ii) a Non-Completion Event occurs, the Borrower shall:

(a)	promptly notify the Agent of the same; and

(b)	promptly (and in any event within twenty (20) Business Days of such termination or, as the case may be, the occurrence of such Non-Completion Event) repay all Loans in full (and the Commitments shall be immediately cancelled upon such termination or, as the case may be, the occurrence of such Non-Completion Event). Within such twenty-Business Day period, the Borrower shall procure the conversion of any applicable amount from Thai Baht into US dollars promptly and shall upon such conversion promptly apply the proceeds of such conversion towards prepayment of the Loans (or, to the extent that any applicable amount is available in US dollars, promptly apply such amount towards prepayment of the Loans) and shall in any event prepay all of the Loans in full prior to the expiry of such twenty-Business day period.

For the purposes hereof, "Non-Completion Event" means:

(a)	the event where Completion has not occurred (or the Borrower has failed to notify the Agent of the occurrence of Completion) on or prior to the date falling three (3) Months after the first Utilisation Date (or such later date as the Majority Lenders may agree in wiring); or

(b)	the condition described in paragraph (b)(vi) of Clause 4.5 ( Funds flow and account operation) is not satisfied within one Business Day (or such later date as agreed by the Majority Lenders) after the first Utilisation Date.

7.10	Cancellation of Commitments – Maximum Required Drawdown Amount

If (a) the Total Commitments exceed the Maximum Required Drawdown Amount and

(b)   the Borrower delivers a certificate to the Agent prior to the delivery of the first Utilisation Request certifying the Maximum Required Drawdown Amount and that such excess is due to a reduction in the Acquisition Consideration in accordance with the Acquisition Agreement or the currency exchange rates applicable to the conversion of US dollars into Thai Baht, the Total Commitments shall be immediately reduced so that they become equal to the Maximum Required Drawdown Amount so certified by the Borrower (and such reduction shall be applied among the Commitments of the Lenders rateably).

7.11	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	The Borrower may not reborrow any part of the Facility which is prepaid.

(d)	The Borrower shall not repay or prepay all or any part of any Loan or reduce any Commitment except at the times and in the manner expressly provided for in this Agreement.

(e)	If any Commitment is reduced in accordance with this Agreement, the amount of such reduction may not be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

(g)	If all or part of a Loan is repaid or prepaid, an amount of the Commitments (equal to the amount of the Loan which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this paragraph (g) (save in connection with any repayment or, as the case may be, prepayment under paragraph (c) of Clause 7.1 (Illegality), Clause 7.2 ( Mandatory prepayment on change of control or share ownership) or paragraph (c) of Clause 7.8 (Right of prepayment and cancellation in relation to a single Lender)) shall reduce the Commitments of the Lenders rateably.

SECTION 5

COSTS OF UTILISATION

8.	INTEREST

8.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	LIBOR.

8.2	Payment of interest

The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period applicable to that Loan (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

8.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document (including default interest subject to paragraph (c)) on its due date, interest shall accrue on the Unpaid Sum from the due date to the date of actual payment (both before and after judgment) at a rate which is, subject to paragraph (b) below and to the extent permitted by applicable laws and regulations, two per cent. per annum higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted a Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any Unpaid Sum consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the Unpaid Sum during that first Interest Period shall (to the extent permitted under applicable laws and regulations) be two per cent. per annum higher than the rate which would have applied if the Unpaid Sum had not become due.

(c)	To the extent permitted under applicable laws and regulations, default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

8.4	Notification of rates of interest

The Agent shall promptly notify the relevant Lenders and the Borrower of the determination of a rate of interest under this Agreement.

9.	INTEREST PERIODS

9.1	Selection of Interest Periods

(a)	The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice for a Loan is irrevocable and must be delivered to the Agent by the Borrower not later than the Specified Time.

(c)	If the Borrower fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will be 3 Months.

(d)	Subject to this Clause 9, the Borrower may select an Interest Period of 1, 2 or 3 Months or of any other period agreed between the Borrower, the Agent and all the Lenders in relation to the relevant Loan.

(e)	An Interest Period for a Loan shall not extend beyond the Final Repayment Date.

(f)	Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

9.3	Consolidation and division of Loans

(a)	Subject to paragraph (b) below, if the Interest Periods of two or more Loans end on the same date, those Loans will, unless the Borrower specifies to the contrary in the Selection Notice or by notice in writing to the Agent at least five Business Days prior to the last day of that Interest Period, be consolidated into, and treated as, a single Loan on the last day of that Interest Period. The Interest Period for any Utilisation (other than the first Utilisation) shall end on the same date as the current Interest Period in relation to the other Loans under this Agreement.

(b)	Subject to Clause 4.4 (Maximum number of Loans) and Clause 5.3 (Currency and amount), if the Borrower requests in a Selection Notice or by notice in writing to the Agent at least five Business Days prior to the last day of that Interest Period that a Loan be divided into two or more Loans, that Loan will, on the last day of its Interest Period, be so divided into the amounts specified in that Selection Notice or written notice, being an aggregate amount equal to the amount of the Loan immediately before its division.

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Unavailability of Screen Rate

(a)	Reference Bank Rate: If no Screen Rate is available for LIBOR for:

(i)	the currency of a Loan; or

(ii)	the Interest Period of a Loan and it is not possible to calculate the Interpolated Screen Rate,

the applicable LIBOR shall be the Reference Bank Rate as of the Specified Time for the currency of that Loan and for a period equal in length to the Interest Period of that Loan.

(b)	Cost of funds: If paragraph (a) above applies but no Reference Bank Rate is available for the relevant currency or Interest Period there shall be no LIBOR for that Loan and Clause 10.4 (Cost of funds) shall apply to that Loan for that Interest Period.

10.2	Calculation of Reference Bank Rate

(a)	Subject to paragraph (b) below, if LIBOR is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by the Specified Time, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.

(b)	If at or about noon (London time) on the Quotation Day, none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant Interest Period.

10.3	Market disruption

If before 5 p.m. in Hong Kong on the Business Day immediately following the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 40 per cent. of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of LIBOR then Clause 10.4 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

10.4	Cost of funds

(a)	If this Clause 10.4 applies, the rate of interest on each Lender's share of the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event within 5 Business Days before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in that Loan from whatever source it may reasonably select (in respect of that Lender, the "Funding Rate").

(b)	If this Clause 10.4 applies and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

(d)	If this Clause 10.4 applies pursuant to Clause 10.3 ( Market disruption) and:

(i)	a Lender's Funding Rate is less than LIBOR; or

(ii)	a Lender does not supply a quotation by the time specified in paragraph (a)(ii) above,

the cost to that Lender of funding its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be LIBOR.

10.5	Break Costs

(a)	The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or an Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11.	FEES

11.1	Arrangement fee

The Borrower shall pay to the MLABs (for their own account) an arrangement fee in the amount and at the times agreed in a Fee Letter.

11.2	Agency fee

The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

11.3	Security agency fee

The Borrower shall pay to the Security Agent (for its own account) a security agency fee in the amount and at the times agreed in a Fee Letter.

11.4	Commitment fee

(a)	The Borrower shall pay to the Agent (for the account of each Lender) a fee in dollars computed at the rate of 0.25 per cent. per annum on that Lender's Available Commitment from the date falling 6 Months after the date of this Agreement until the last day of the Availability Period.

(b)	The accrued commitment fee is payable on:

(i)	the last day of each successive period of three Months which ends after the date falling 6 Months after the date of this Agreement;

(ii)	the last day of the Availability Period; and

(iii)	if cancelled in full, on the cancelled amount of the relevant Lender's Commitment at the time the cancellation is effective.

11.5	Fees payable

Any fees payable pursuant to Clauses 11.1 (Arrangement fee) to 11.4 (Commitment fee), which are (in each case) payable on or before the first Utilisation Date but unpaid may, upon request by the Borrower, be paid from the proceeds of the first Utilisation, and in such case, the Agent is hereby authorised to deduct the amount of such fees and apply the same towards payment of such fees on behalf of the Borrower.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

12.	TAX GROSS-UP AND INDEMNITIES

12.1	Tax definitions

(a)	In this Clause 12:

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

"Tax Payment" means an increased payment made by an Obligor to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 12 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination acting reasonably and in good faith.

12.2	Tax gross-up

(a)	All payments to be made by an Obligor to any Finance Party under the Finance Documents shall be made free and clear of and without any Tax Deduction unless such Obligor is required to make a Tax Deduction, in which case the sum payable by such Obligor (in respect of which such Tax Deduction is required to be made) shall be increased to the extent necessary to ensure that such Finance Party receives a sum net of any deduction or withholding equal to the sum which it would have received had no such Tax Deduction been made or required to be made.

(b)	The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.

(c)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(d)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party (acting reasonably) that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3	Tax indemnity

(a)	Without prejudice to Clause 12.2 (Tax gross-up), if any Finance Party is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under the Finance Documents (including any sum deemed for the purposes of Tax to be received or receivable by such Finance Party whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against any Finance Party, the Borrower shall, within three Business Days of demand of the Agent, promptly indemnify the Finance Party which suffers a loss or liability as a result against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith, provided that this Clause 12.3 shall not apply to:

(i)	any Tax imposed on and calculated by reference to the net income actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for the purposes of Tax to be received or receivable by such Finance Party but not actually receivable) by the jurisdiction in which such Finance Party is incorporated;

(ii)	any Tax imposed on and calculated by reference to the net income of the Facility Office or other permanent establishment of such Finance Party actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for the purposes of Tax to be received or receivable by such Finance Party but not actually receivable) by the jurisdiction in which its Facility Office or other permanent establishment is located;

(iii)	any Tax relating to a FATCA Deduction required to be made by a Party; or

(iv)	the extent that such payment or liability is compensated for by an increased payment under Clause 12.2 (Tax gross-up).

(b)	A Finance Party intending to make a claim under paragraph (a) above shall notify the Agent of the event giving rise to the claim, whereupon the Agent shall notify the Borrower thereof.

(c)	A Finance Party shall, on receiving a payment from an Obligor under this Clause 12.3, notify the Agent.

12.4	Tax credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit, the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

12.5	Stamp taxes

The Borrower shall:

(a)	pay all stamp duty, registration and other similar Taxes payable in respect of any Finance Document, and

(b)	within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to any stamp duty, registration or other similar Tax paid or payable in respect of any Finance Document, save that this Clause 12.5 shall not apply in relation to any such stamp duty, registration or other similar Taxes which arise as a result of a Lender assigning or otherwise disposing any of its rights under this Agreement.

12.6	Indirect tax

(a)	All amounts set out or expressed in a Finance Document to be payable by any Party to a Finance Party shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax.

(b)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all Indirect Tax incurred by that Finance Party in respect of the costs or expenses to the extent the Finance Party reasonably determines that it is not entitled to credit or repayment in respect of the Indirect Tax.

12.7	FATCA information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA;

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)	If the Borrower is a US Tax Obligor or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten Business Days of:

(i)	where the Borrower is a US Tax Obligor and the relevant Lender is an original party hereto as a Lender, the date of this Agreement;

(ii)	where the Borrower is a US Tax Obligor on a date on which any Lender becomes a Party as a Lender, that date;

(iii)	the date a new US Tax Obligor accedes as a Borrower; or

(iv)	where the Borrower is not a US Tax Obligor, the date of a request from the Agent,

supply to the Agent:

(A)	a withholding certificate on Form W-8, Form W-9 or any other relevant form; or

(B)	any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

(f)	The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the Borrower.

(g)	If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the relevant Borrower.

(h)	The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Agent shall not be liable for any action taken by it under or in connection with paragraph (e), (f) or (g) above.

(i)	Without prejudice to any other term of this Agreement, if a Lender fails to supply any withholding certificate, withholding statement, document, authorisation, waiver or information in accordance with paragraph (e) above, or any withholding certificate, withholding statement, document, authorisation, waiver or information provided by a Lender to the Agent is or becomes materially inaccurate or incomplete, then such Lender shall indemnify the Agent, within three Business Days of demand, against any cost, loss, Tax or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (including any related interest and penalties) in acting as Agent under the Finance Documents as a result of such failure.

12.8	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), and in any case at least three Business Days prior to making a FATCA Deduction, notify the Party to whom it is making the payment and, on or prior to the day on which it notifies that Party, shall also notify the Borrower, the Agent and the other Finance Parties.

13.	INCREASED COSTS

13.1	Increased costs

(a)	Subject to Clause 13.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement. The terms "law" and "regulation" in this paragraph (a) shall include any law or regulation concerning capital adequacy, prudential limits, liquidity, reserve assets or Tax.

(b)	In this Agreement "Increased Costs" means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital (including as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by such Finance Party);

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to the undertaking, funding or performance by such Finance Party of any of its obligations under any Finance Document or any participation of such Finance Party in any Loan or Unpaid Sum.

13.2	Increased cost claims

(a)	A Finance Party (other than the Agent) intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party (other than the Agent) shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions

(a)	Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)	compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because the exclusion in paragraph (a) of Clause 12.3 (Tax indemnity) applied);

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation;

(v)	attributable to the implementation or application of or compliance with the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement ("Basel II") or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates); or

(vi)	attributable to the implementation or application of or compliance with the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010 in the form existing on the date of this Agreement ("Basel III") or any other law or regulation which implements Basel III (whether such implementation, application or compliance is by a government, regulator, the Lender or any of its Affiliates).

(b)	In this Clause 13.3, a reference to a "Tax Deduction" has the same meaning given to the term in Clause 12.1 (Tax definitions).

14.	MITIGATION BY THE LENDERS

14.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased costs), including:

(i)	providing such information as the Borrower may reasonably request in order to permit the Borrower to determine its entitlement to claim any exemption or other relief (whether pursuant to a double taxation treaty or otherwise) from any obligation to make a Tax Deduction; and

(ii)	in relation to any circumstances which arise following the date of this Agreement, transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

14.2	Limitation of liability

(a)	The Borrower shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 14.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 14.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

14.3	Conduct of business by the Finance Parties

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

15.	OTHER INDEMNITIES

15.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within five Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

(a)	Each Obligor shall, within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(i)	the occurrence of any Event of Default;

(ii)	any information produced or approved by any Obligor being or being alleged to be misleading and/or deceptive in any respect;

(iii)	any enquiry, investigation, subpoena (or similar order) or litigation with respect to any Obligor or with respect to the transactions contemplated or financed under this Agreement;

(iv)	a failure by an Obligor to pay any amount due under a Finance Document on its due date or in the relevant currency, including without limitation, any cost, loss or liability arising as a result of Clause 29 (Sharing among the Finance Parties);

(v)	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(vi)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

(b)	The Borrower shall promptly indemnify each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate, against any cost, loss or liability incurred by that Finance Party or its Affiliate (or officer or employee of that Finance Party or Affiliate) in connection with or arising out of the Acquisition or the funding of the Acquisition (including but not limited to those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the Acquisition), unless such loss or liability is caused by the gross negligence or wilful misconduct of that Finance Party or its Affiliate (or employee or officer of that Finance Party or Affiliate). Any Affiliate or any officer or employee of a Finance Party or its Affiliate may rely on this Clause 15.2 subject to Clause 1.5 ( Third party rights) and the provisions of the Third Parties Act.

15.3	Indemnity to the Agent

Each Obligor shall immediately on demand indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised, unless such cost, loss or liability is caused by its gross negligence, fraud or wilful misconduct.

15.4	Obligors' indemnity to the Security Agent

Each Obligor shall immediately on demand indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability incurred by any of them:

(a)	as a result of:

(i)	any failure by the Borrower to comply with obligations under Clause 16 (Costs and expenses);

(ii)	the taking, holding, protection or enforcement of the Transaction Security;

(iii)	the exercise of any of the rights, powers, discretions and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law; or

(iv)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents; or

(b)	which otherwise relates to any of the Charged Property or the performance of the terms of the Finance Documents (otherwise than as a result of its gross negligence or wilful misconduct),

unless such cost, loss or liability is caused by its gross negligence, fraud or wilful misconduct.

15.5	Priority of indemnity

The Security Agent and every Receiver and Delegate may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in Clause 15.4 (Obligors' indemnity to the Security Agent) and shall have a lien on the Transaction Security and the proceeds of enforcement of the Transaction Security for all moneys payable to it.

16.	COSTS AND EXPENSES

16.1	Transaction expenses

The Borrower shall, within five Business Days of demand, pay the Administrative Parties the amount of all reasonable costs and expenses (including agreed legal fees) reasonably and properly incurred by any of them (and, in the case of the Security Agent, any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement or in a Transaction Security Document; and

(b)	any other Finance Documents executed after the date of this Agreement.

16.2	Amendment costs

If:

(a)	an Obligor requests an amendment, waiver or consent;

(b)	an amendment to a Transaction Security Document is required pursuant to the terms of such Transaction Security Document and/or applicable laws; or

(c)	an amendment or waiver is contemplated or agreed pursuant to Clause 36.7 ( Replacement of Screen Rate),

the Borrower shall, within five Business Days of demand, reimburse the Agent for the amount of all reasonable costs and expenses (including legal fees subject to any cap agreed between the Borrower and the Agent) reasonably and properly incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement or actual or contemplated agreement.

16.3	Security Agent's ongoing costs

In the event of (a) an Event of Default or (b) the Security Agent considering it necessary or expedient or (c) the Security Agent being requested by an Obligor or the Majority Lenders to undertake duties which the Security Agent and the Borrower agree to be of an exceptional nature and/or outside the scope of the normal duties of the Security Agent under the Finance Documents, the Borrower shall pay to the Security Agent any additional remuneration (together with any applicable Indirect Tax) that may be agreed between them.

16.4	Enforcement and preservation costs

The Borrower shall, within five Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document and the Transaction Security and any proceedings instituted by or against that Secured Party as a consequence of it entering into a Finance Document, taking or holding the Transaction Security, or enforcing those rights.

SECTION 7

GUARANTEE

17.	GUARANTEE AND INDEMNITY

17.1	Guarantee and indemnity

The Guarantor irrevocably and unconditionally:

(a)	guarantees to each Finance Party punctual performance by the Borrower of all the Borrower's obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, the Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of the Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by the Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 17 if the amount claimed had been recoverable on the basis of a guarantee.

17.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by the Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration, judicial management or otherwise, without limitation, then the liability of the Guarantor under this Clause 17 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

17.4	Waiver of defences

The obligations of the Guarantor under this Clause 17 will not be affected by an act, omission, matter or thing which, but for this Clause 17, would reduce, release or prejudice any of its obligations under this Clause 17 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of the Borrower or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, execute, take up or enforce, any rights against, or security over assets of, the Borrower or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Borrower or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security;

(g)	any insolvency or similar proceedings; or

(h)	this Agreement or any other Finance Document not being executed by or binding upon any other party.

17.5	Immediate recourse

The Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Clause 17. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.6	Appropriations

Until all amounts which may be or become payable by the Borrower under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor's liability under this Clause 17.

17.7	Deferral of Guarantor's rights

Until all amounts which may be or become payable by the Borrower under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, the Guarantor will not exercise or otherwise enjoy the benefit of any right which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 17:

(a)	to be indemnified by the Borrower;

(b)	to claim any contribution from any other guarantor of or provider of security for the Borrower's obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under Clause 17.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If the Guarantor shall receive any benefit, payment or distribution in relation to any such right it shall hold that benefit, payment or distribution (or so much of it as may be necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be paid in full) on trust for the Finance Parties, and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 30 (Payment Mechanics).

17.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

18.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 18 to each Finance Party on the date of this Agreement.

18.1	Status

(a)	It is a corporation, duly incorporated, validly existing, and, if applicable, in good standing under the laws, in the case of the Borrower, of the Cayman Islands and, in the case of the Guarantor, of Singapore.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business in all material respects as it is being conducted as of the date of this Agreement.

18.2	Binding obligations

Subject to the Legal Reservations and the Perfection Requirements:

(a)	the obligations expressed to be assumed by it in each Transaction Document are legal, valid, binding and enforceable obligations; and

(b)	(without limiting the generality of paragraph (a) above), each Transaction Security Document to which it is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective

18.3	Non-conflict with other obligations

The entry into and performance by it or any of its Subsidiaries of, and the transactions contemplated by, the Transaction Documents and the granting of the Transaction Security do not and will not conflict with:

(a)	any law or regulation applicable to it or such Subsidiary;

(b)	its and each of its Subsidiaries' constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries' assets to the extent that such conflict has or is reasonably likely to have a Material Adverse Effect.

18.4	Power and authority

It and each of its Subsidiaries party to a Transaction Document has the power to enter into, perform and deliver, and has taken all necessary corporate action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is a party and the transactions contemplated by those Transaction Documents.

18.5	Validity and admissibility in evidence

(a)	Except for registration of the Transaction Security Documents in accordance with Clause 18.6 (Registration requirements), all Authorisations required:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party; and

(ii)	subject to the Legal Reservations and the Perfection Requirements, to make the Transaction Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected (or, in respect of any Authorisation required to be obtained in respect of the Acquisition, have been, or will prior to the first Utilisation Date be, obtained or effected) and, once so obtained or effected, are in full force and effect.

(b)	All Authorisations which are necessary for the conduct of the business, trade or ordinary activities of each Obligor and each other member of the Group have been obtained or effected and are in full force and effect where failure to obtain or maintain any of those Authorisations has, or would reasonably be expected to have, a Material Adverse Effect.

18.6	Registration requirements

It is not necessary to file, register or record any Finance Document in any public place or elsewhere except for:

(a)	registration of each Transaction Security Document in the register of mortgages and charges maintained by the Borrower in accordance with section 54 of the Companies Law (2018 Revision) (as amended) of the Cayman Islands; and

(b)	registration of the Business Security Agreement over Thai Account with the Business Security Registration Office in the Department of Business Development, the Ministry of Commerce of Thailand; and

(c)	registration of the Business Security Agreement over Thai Account with the Accounting and Corporate Regulatory Authority in Singapore within 30 days after the date of the Business Security Agreement over Thai Account.

18.7	Governing law and enforcement

Subject to the Legal Reservations:

(a)	the choice of English law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation; and

(b)	any judgment obtained in the Courts of England in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

18.8	Deduction of Tax

It is not required under the laws of its Relevant Jurisdictions to make any deduction for or on account of Tax from any payment it may make under any Finance Document to which it is a party, other than in the case where an Obligor is incorporated in Singapore, interest payments payable by that Obligor may be subject to withholding tax for the purposes of the Income Tax Act, Chapter 134 of Singapore (in any case without prejudice to that Obligor's obligations under Clause 12 (Tax Gross-up and Indemnities)).

18.9	No filing or stamp taxes

Subject to the Legal Reservations, it is not necessary under the laws of its Relevant Jurisdictions that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, except any filing recording or enrolling or any tax or fee payable in relation to any Finance Document which is referred to in any Legal Opinion and which will be made or paid promptly after the date of the relevant Finance Document, provided that (a) Cayman Islands stamp duty will be payable on any document that is executed in, brought into or produced before a court in the Cayman Islands and (b) Thai stamp duty will be payable on any applicable document (which is subject to Thai stamp duty) that is executed in or brought into Thailand.

18.10	No default

(a)	No Event of Default is continuing or is reasonably likely to result from the making of any Utilisation, or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries') assets are subject which is reasonably likely to have a Material Adverse Effect.

18.11	No misleading information

So far as the Borrower and the Guarantor are aware (having made due and careful enquiries) and save as specifically disclosed to the Agent prior to the date of this Agreement:

(a)	any factual written information (other than information of a general economic nature) provided by any member of the Group taken as a whole for the purposes of the Facility or contained in the Information Memorandum or the Information Package was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated;

(b)	any financial projections contained in the information supplied in connection with the Facility and/or contained in the Information Memorandum or the Information Package have been prepared on the basis of recent historical information and on the basis of assumptions believed to be reasonable by the Borrower (after careful consideration) at the time of being made, it being understood that the projections are subject to significant uncertainties and contingencies many of which are beyond the control of the Group and that no assurance can be given that the projections will be realised;

(c)	nothing has occurred or been omitted from the information supplied in connection with the Facility and/or contained the Information Memorandum or the Information Package and no information has been given or withheld that results in the information supplied in connection with the Facility and/or contained in the Information Memorandum or the Information Package being untrue or misleading in any material respect, it being understood that the projections are subject to significant uncertainties and contingencies many of which are beyond the control of the Group and that no assurance can be given that the projections will be realised; and

(d)	all written information supplied by any member of the Group (taken as a whole) was true, complete and accurate in all material respects as at the date it was given and was not misleading in any material respect.

18.12	Financial statements

(a)	To the best of its knowledge (having made due and careful enquiry), its and the Target's financial statements most recently supplied to the Agent (which, at the date of this Agreement, are the Original Financial Statements) were prepared in accordance with GAAP consistently applied save to the extent expressly disclosed in such financial statements.

(b)	To the best of its knowledge (having made due and careful enquiry), its and the Target's financial statements most recently supplied to the Agent (which, at the date of this Agreement, are the Original Financial Statements) if audited, give a true and fair view of or, if unaudited, fairly represent in all material respects, in the case of the Borrower and the Target, its consolidated and, in the case of the Guarantor, its unconsolidated, financial condition and operations during the relevant financial year save to the extent expressly disclosed in such financial statements.

(c)	There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group) since 31 December 2018.

18.13	Pari passu ranking

Subject to the Legal Reservations, the payment obligations under the Finance Documents to which it is a party rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.14	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, would be reasonably likely to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened in writing against it or any of its Subsidiaries.

18.15	Authorised Signatures

Any person specified as its authorised signatory under Schedule 2 (Conditions Precedent) or paragraph (i) of Clause 19.4 (Information: miscellaneous) is authorised to sign Utilisation Requests and Receipts (in the case of the Borrower only) and other notices on its behalf.

18.16	Ranking of Security

Subject to the Legal Reservations and Perfection Requirements, the Transaction Security has or will have first ranking priority and it is not subject to any prior ranking or pari passu ranking Security.

18.17	Good title to assets

It and each of its Subsidiaries has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the material assets necessary to carry on its business as presently conducted.

18.18	Acquisition Documents

(a)	The Acquisition Documents Summary:

(i)	contains all material terms of all the agreements and arrangements between any member of the Group and the Vendor (or any of their respective Affiliates) in respect of the Acquisition and the Current Distribution Agreement; and

(ii)	(as at the date of such summary) is true, correct and disclose all material terms of the Acquisition Documents, and do not omit to state any terms thereof which would result in such summary being untrue or misleading in any material respect.

(b)	There is no disclosure made to the Acquisition Documents which has or may have a material adverse effect on any of the information, opinions, intentions, forecasts and projections contained in any information provided by any member of the Group for the purposes of the Facility or any information contained or referred in the Information Memorandum or the Information Package.

18.19	Ownership and control

(a)	The Guarantor's entire issued share capital is legally and beneficially owned and controlled by the Borrower.

(b)	The shares in the capital of each Obligor are fully paid and are not subject to any option to purchase or similar rights.

(c)	The Borrower has the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(i)	cast, or control the casting of:

(A)	at least 80.492 per cent. of the maximum number of votes that might be cast at a general meeting of FWD Thailand; and

(B)	(upon the occurrence of the Closing Date) at least 99.17 per cent. of the maximum number of votes that might be cast at a general meeting of the Target; and

(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers of FWD Thailand and (upon the occurrence of the Closing Date) the Target.

(d)	The Target will become a Subsidiary of the Borrower on the Closing Date.

18.20	Legal and beneficial ownership

It is the sole legal and beneficial owner of the respective assets over which it purports to grant Security.

18.21	Sanctions

Neither it nor any of its/their Subsidiaries or joint ventures, nor any of their respective directors, officers or employees nor, to the knowledge of either of the Obligors, any persons acting on any of their behalf:

(a)	is a Restricted Party; or

(b)	has received notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority.

18.22	Existing Subordinated Debts

In respect of the Existing Subordinated Debts:

(a)	each of the scheduled repayment or redemption dates thereof fall later than one year after the Senior Facility Maturity Date (the "Scheduled Redemption Date"); and

(b)	the holder of such debts is not entitled to require the Borrower or any other member of the Group to repay, redeem or acquire such debts prior to the Scheduled Redemption Date, unless such debts are accelerated by reason of the occurrence of any event of default.

18.23	Repetition

(a)	The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on the date of each Utilisation Request, the first day of each Interest Period and the date of each proposed withdrawal from the Reserve Account or the Baht Account (provided that, for the avoidance of doubt, withdrawal from the Reserve Account and the Baht Account during the Certain Funds Period is subject to Clause 4.3 (Utilisations during the Certain Funds Period)).

(b)	All the representations and warranties in this Clause 18 are deemed to be made by each Obligor on the Closing Date and on the date of execution of each Transaction Security Document to which it is a party.

(c)	The representations and warranties set out in paragraphs (a) to (c) of Clause 18.11 (No misleading information) are deemed to be made by each Obligor:

(i)	with respect to the Information Memorandum, on the date the Information Memorandum is approved by the Borrower; and

(ii)	with respect to the Information Package, on the date on which the Information Package (or part of it) is released to the MLABs for distribution (in each case on a non-reliance basis) in connection with syndication of the Facility.

19.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Financial statements

The Borrower shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within 120 days after the end of each of its financial years:

(i)	its audited consolidated financial statements for that financial year (which shall, in respect of any financial year ending after the Closing Date, consolidate the results of the Target Group or, as applicable, each Licensed Entity and its Subsidiaries); and

(ii)	the audited unconsolidated financial statements of the Guarantor for that financial year; and

(b)	as soon as the same become available, but in any event within 90 days after the end of the first half of each of its financial years:

(i)	its consolidated financial statements for that financial half-year (which shall, in respect of any financial half-year ending after the Closing Date, consolidate the results of the Target Group or, as applicable, each Licensed Entity and its Subsidiaries); and

(ii)	the unconsolidated financial statements of the Guarantor for that financial half year.

19.2	Compliance Certificate

The Borrower shall supply to the Agent, with each set of financial statements delivered pursuant to paragraphs (a)(i) or (b)(i) of Clause 19.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 20 (Financial Covenants) as at the date as at which those financial statements were drawn up.

19.3	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Borrower pursuant to Clause 19.1 (Financial statements) shall be certified by a director or an authorised signatory of the Borrower as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

(b)	The Borrower shall procure that each set of financial statements of an Obligor delivered pursuant to Clause 19.1 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods and its auditors (or, if appropriate, the auditors of the Obligor) deliver to the Agent:

(i)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which that Obligor's Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 20 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor's Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

19.4	Information: miscellaneous

The Borrower shall supply to the Agent (in sufficient copies for all the Finance Parties, if the Agent so requests):

(a)	all documents dispatched by the Borrower to its shareholders generally (or any class of them) as required by law or its constitutional documents (excluding for the avoidance of doubt any such requirement set out in any contract referenced in the Borrower's constitutional documents) or its creditors generally at the same time as they are despatched;

(b)	promptly upon becoming aware of them, the details of any material litigation, arbitration or administrative proceedings (except for frivolous or vexatious proceedings) which are current, threatened or pending against any member of the Group which, if adversely determined, are reasonably likely to have a Material Adverse Effect;

(c)	promptly, such information as the Security Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Transaction Security Documents;

(d)	promptly, details of:

(i)	any change in the direct shareholding in the Borrower which (A) results in any person becoming (or ceasing to be) a direct shareholder of 5 per cent. or more of the entire issued share capital of the Borrower or (B) otherwise relates to 5 per cent. or more of the entire issued share capital of the Borrower;

(ii)	any change of 10 per cent. or more in the direct or indirect shareholding (including by way of being a beneficiary under a trust) of the Ultimate Shareholder in the Borrower; and

(iii)	any circumstance described in Clause 7.2 (Mandatory prepayment on change of control or share ownership);

(e)	any notification required to be delivered by it pursuant to paragraph (c)(x) of Clause 21.4 (Negative pledge);

(f)	promptly, details of any changes in the constitutive documents of the Borrower or the Guarantor which has a material adverse impact on the rights of the Finance Parties (taken as a whole) under the Finance Documents, together with documentary evidence of reasonable details showing that such change has been made;

(g)	promptly, details of the following matters in respect of the Acquisition Documents:

(i)	any notice of termination or material default (including breach of warranty) under, or any event giving any party thereto a right to terminate, or termination of, any Acquisition Document;

(ii)	any suspension of performance (including by reason of force majeure) for more than 10 days or exception to exclusivity of the bancassurance arrangement under the Current Distribution Agreement, and which could reasonably be expected to have a material adverse impact on the interests of the Finance Parties (taken as a whole) under the Finance Documents;

(iii)	any proposed amendment, or amendment, to any Acquisition Document which could reasonably be expected to have a material adverse impact on the interests of the Finance Parties (taken as a whole) under the Finance Documents, by updating the Acquisition Documents Summary most recently delivered to the Agent pursuant to the terms of this Agreement;

(iv)	the occurrence of the Acquisition Conditions Precedent Completion Date; and

(v)	the occurrence of the Acquisition Long Stop Date;

(h)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request;

(i)	promptly, notice of any change in authorised signatories of any Obligor signed by a director or company secretary of such Obligor accompanied by specimen signatures of any new authorised signatories; and

(j)	promptly, details of any event of default (howsoever described) under any Existing Subordinated Debts or any other Subordinated Debts referred to in Clause 21.14 ( Subordinated Debts: Non-affiliates) or any other event which will entitle any creditor thereof to require early repayment or redemption of such debts.

19.5	Notification of default

(a)	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by a director or an authorised signatory on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

19.6	Use of websites

(a)	The Borrower may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the "Website Lenders") who accept this method of communication by posting the information onto an electronic website designated by the Borrower and the Agent (the "Designated Website") if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Borrower and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Borrower and the Agent.

If any Lender (a "Paper Form Lender") does not agree to the delivery of information electronically then the Agent shall notify the Borrower accordingly and the Borrower shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Borrower shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Agent.

(c)	The Borrower shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Borrower notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Borrower shall comply with any such request within ten Business Days.

19.7	"Know your customer" checks

(a)	Each Obligor shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender (including for any Lender on behalf of any prospective new Lender)) in order for the Agent, such Lender or any prospective new Lender to conduct any "know your customer" or other similar procedures under applicable laws and regulations.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to conduct any "know your customer" or other similar procedures under applicable laws and regulations.

19.8	Non-Disclosure

Nothing in this Clause 19 (Information Undertakings) or any other Finance Document shall oblige an Obligor to supply or disclose or to procure the supply or disclosure of information or provide copies of information or documents, that would cause that Obligor to breach any law or applicable regulation.

20.	FINANCIAL COVENANTS

20.1	Financial definitions

In this Clause 20:

"Capital Adequacy Ratio" means the capital adequacy ratio published by The Office of Insurance Commission of Thailand from time to time.

"Consolidated Tangible Net Assets" means at any time the aggregate of the amounts paid up or credited as paid up on the issued ordinary share capital of the Borrower and the amount standing to the credit of the reserves of the Group, including any amount credited to the share premium account and after adding back any Relevant Subordinated Debt, but deducting:

(a)	any debit balance on the profit and loss account of the Group;

(b)	(to the extent included) any amount shown in respect of goodwill of the Group and other intangible assets of the Group (other than (i) any intangible assets of the Group attributable to any upfront fee payable in respect of any Financial Indebtedness and (ii) any Deferred Acquisition Cost);

(c)	any amount in respect of interests of non-Group members in Group subsidiaries; and

(d)	any amount in respect of any dividend or distribution declared, recommended or made by any member of the Group to the extent payable to a person who is not a member of the Group and to the extent such distribution is not provided for in the most recent financial statements, and so that no amount shall be included or excluded more than once.

"Consolidated Total Debt" means, at any time, the outstanding principal, capital or nominal amount and any fixed or minimum premium payable on prepayment or redemption of any indebtedness for or in respect of Financial Indebtedness of the Group (other than in respect any Financial Indebtedness falling under paragraph (g) of that definition and excluding any Relevant Subordinated Debt and, for the avoidance of doubt, indebtedness arising under any Equity Instrument) and any amount raised by the issue of redeemable shares which are redeemable before the Final Repayment Date but excluding any such obligations to any other member of the Group.

"Consolidated Total Equity" means at any time the aggregate of the consolidated total assets of the Borrower less the consolidated total liabilities of the Borrower. For the avoidance of doubt, the Convertible Preference Shares and the Equity Instruments shall be considered part of Consolidated Total Equity.

"Deferred Acquisition Cost" means deferred acquisition cost (as determined from the applicable line item in the consolidated financial statements of the Borrower prepared in accordance with Clause 19.3 ( Requirements as to financial statements)) (on a consolidated basis) in respect of insurance policies issued by the Group.

"RCB2 Effective Date" means the date on which rules or regulations in relation to the risk-based capital framework 2 published by The Office of Insurance Commission of Thailand become effective.

"Relevant Subordinated Debts" means any Subordinated Debt owing by a member of the Group to another person which is not a member of the Group.

20.2	Financial conditions

(a)	The Borrower (and, in the case of paragraph (a)(iii) below, the Guarantor) shall ensure that:

(i)	Consolidated Total Debt shall not at any time exceed 82.5 per cent. of the aggregate of Consolidated Total Equity and the Relevant Subordinated Debts;

(ii)	Consolidated Tangible Net Assets shall not at any time be less than US$275,000,000; and

(iii)	the Target (or, after the Restructure Date, each Licensed Entity) will at all times maintain a Capital Adequacy Ratio which is no less than:

(A)	(at any time prior to the RBC2 Effective Date) 170 per cent. (or, if higher, such higher ratio as imposed by laws or regulations applicable to the Target or such Licensed Entity or by any Governmental Authority having jurisdiction over the Target or such Licensed Entity); or

(B)	(on or after the RBC2 Effective Date) the ratio imposed by laws or regulations applicable to the Target or such Licensed Entity or by any Governmental Authority having jurisdiction over the Target or such Licensed Entity.

(b)	The financial covenants set out in paragraph (a) above shall be tested by reference to the financial statements and Compliance Certificates delivered pursuant to Clause 19.1 (Financial statements) in respect of each financial year of the Borrower, the first half of each financial year of the Borrower and (if applicable) any Compliance Certificate delivered in circumstances contemplated under Clause 22.2 (Specific covenants).

21.	GENERAL UNDERTAKINGS

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Authorisations

Each Obligor shall (and ensure that each other member of the Group party to any Acquisition Document will) promptly obtain, comply with and do all that is necessary to maintain in full force and effect any Authorisation of a Relevant Jurisdiction required to enable it to perform its obligations under the Transaction Documents and to ensure (subject to the Legal Reservations and in the case of the Transaction Security Documents, the Perfection Requirements) the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Transaction Document.

21.2	Compliance with laws

Each Obligor shall (and ensure that each other member of the Group party to any Acquisition Document will) comply in all respects with all laws to which it may be subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect.

21.3	Pari passu ranking

Subject to the Legal Reservations and Perfection Requirements, each Obligor shall ensure that its payment obligations under the Finance Documents rank and continue to rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

21.4	Negative pledge

In this Clause 21.4, "Quasi-Security" means an arrangement or transaction described in paragraph (b) below.

(a)	No Obligor shall (and the Borrower shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)	No Obligor shall (and the Borrower shall ensure that no other member of the Group will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into or permit to subsist any title retention arrangement;

(iv)	enter into or permit to subsist any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(v)	enter into or permit to subsist any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to:

(i)	any Security or Quasi-Security listed in Schedule 7 (Existing Security) except to the extent the principal amount secured by that Security or Quasi-Security exceeds the amount stated in that Schedule;

(ii)	any Security or Quasi-Security as required under the Life Insurance Act of Thailand and any other applicable insurance-related laws or regulations (or any replacement Security or Quasi-Security on the same or fewer assets);

(iii)	any Security or Quasi-Security created pursuant to any Finance Document;

(iv)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements (including in relation to the operation and/or maintenance of the Reserve Account, the Baht Account and/or the Relevant Account);

(v)	any payment or close out netting or set-off arrangement pursuant to any transaction entered into by the Borrower pursuant to any ISDA agreement, global master repurchase agreement (GMRA) or global master securities lending Agreement (GMSLA) in the ordinary course of business and for non-speculative purposes only, and any Security or Quasi-Security under any credit support arrangement in relation to any such ISDA agreement;

(vi)	any Security or Quasi-Security arising by operation of law and in the ordinary course of trading and not arising as a result of any default or omission by any member of the Group;

(vii)	any Security or Quasi-Security over or affecting any asset acquired by a member of the Group after the date of this Agreement if:

(A)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(B)	the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by a member of the Group; and

(C)	the Security or Quasi-Security is removed or discharged within 2 months of the date of acquisition of such asset;

(viii)	any Security or Quasi-Security over or affecting any asset of any person which becomes a member of the Group after the date of this Agreement, where the Security or Quasi-Security is created prior to the date on which that person becomes a member of the Group, if:

(A)	the Security or Quasi-Security was not created in contemplation of the acquisition of that person;

(B)	the principal amount secured has not increased in contemplation of or since the acquisition of that person; and

(C)	the Security or Quasi-Security is removed or discharged within 2 months of that person becoming a member of the Group;

(ix)	any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier's standard or usual terms and not arising as a result of any default or omission by any member of the Group;

(x)	any Security or Quasi-Security arising out of judgments or awards and/or arising by operation of law or the rules of any applicable court in respect of litigation involving any member of the Group (including any escrow payment into court) provided that the Borrower notifies the Agent of any such Security or Quasi-Security securing amounts greater than US$10,000,000 (or its equivalent in any other currency or currencies) within 5 Business Days of such Security or Quasi-Security arising;

(xi)	any Security over any rental deposits in respect of any property leased or licensed by a member of the Group in an amount not exceeding 12 months' rent to secure rental payment obligations;

(xii)	any cash collateral provided in respect of letters of credit or bank guarantees to the issuer of those letters of credit or bank guarantees (where such letters of creditor or bank guarantees are issued for the benefit of a member of the Group);

(xiii)	any Security or Quasi-Security (arising by operation of law or pursuant to mandatory provisions of applicable law) over any assets of any member of the Group as security for the payment of any taxes, assessments, charges or claims of or imposed by any Governmental Agency against or on such member of the Group;

(xiv)	any Security or Quasi-Security securing indebtedness of any member of the Group (other than any Group Licensed Entity) the outstanding principal amount of which (when aggregated with the outstanding principal amount of any other indebtedness of any member of the Group (other than any Group Licensed Entity) which has the benefit of Security falling under this paragraph (xiv))) does not exceed US$1,000,000 (or its equivalent in any other currency or currencies) at any time;

(xv)	any Security or Quasi-Security granted by a special purpose vehicle established (and thereafter maintained) by a member of the Group for the sole purpose of acquiring (from persons that are not members of the Group), and thereafter holding, specific assets (an "Investment SPV"), or over the shares in such Investment SPV, provided that:

(A)	the Investment SPV is a Subsidiary of a Group Licensed Entity;

(B)	the aggregate principal amount of the indebtedness secured by such Security or Quasi-Security does not exceed:

(1)	(except in the case of (2) below) 60% of the cost of acquisition of such assets so acquired by such Investment SPV; or

(2)	(in the case where the Investment SPV is a Subsidiary of FWD Japan holding assets in Japan) 70% of the cost of acquisition of such assets so acquired by such Investment SPV,

(or, in the case of a refinancing of such first-mentioned indebtedness that was originally secured by such Security or Quasi-Security and that complied with (1) or (2) above, the principal amount of the indebtedness being so refinanced and associated refinancing costs); and

(C)	the creditors of such indebtedness do not have recourse against any member of the Group, other than against such Investment SPV and its shares;

(xvi)	any Security or Quasi-Security granted by any Group Licensed Entity securing indebtedness of itself the outstanding principal amount of which (when aggregated with the outstanding principal amount of any other indebtedness of any Group Licensed Entity which has the benefit of Security falling under this paragraph (xvi)) does not exceed two per cent. of the consolidated total assets of the Group (as shown in the consolidated financial statements of the Group most recently delivered to the Agent pursuant to the terms of this Agreement) at any time.

(d)	Paragraph (c) above (except for paragraph (c)(iii) above) shall not apply in relation to any Security or Quasi-Security over or in respect of:

(i)	any shares in the Guarantor owned, directly or indirectly, by the Borrower;

(ii)	any shares in FWD Thailand owned, directly or indirectly, by either Obligor;

(iii)	any shares in FWD Japan owned, directly or indirectly, by the Borrower;

(iv)	any Target Shares or any shares in any Licensed Entity owned, directly or indirectly, by either Obligor;

(v)	the rights of any member of the Group under any Acquisition Document; or

(vi)	any asset which is the subject of Transaction Security, the Relevant Account or (unless the Closing Date has occurred) any other account of the Guarantor or Siam PCG identified in the Funds Flow Statement.

21.5	Disposals

No Obligor shall (and the Borrower shall ensure that no other member of the Group will), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset where such disposal would have a Material Adverse Effect.

21.6	Merger

No Obligor shall (and the Borrower shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger or corporate reconstruction (which, for the avoidance of doubt, does not include any IPO) that would have a Material Adverse Effect.

21.7	Change of business

The Borrower shall procure that no material change is made to the nature or scope of the business of the Obligors, the Group or the Target Group from that carried on at the date of this Agreement.

21.8	Acquisitions

(a)	No Obligor shall (and the Borrower shall ensure that no other member of the Group will) acquire any company, business, assets or undertaking or make any investment.

(b)	Paragraph (a) above does not apply to:

(i)	the Acquisition (it being acknowledged by the Lenders that the Acquisition does not have a Material Adverse Effect);

(ii)	any acquisition or investment that would not reasonably be expected to have a Material Adverse Effect; or

(iii)	any acquisition or investment approved by the Majority Lenders.

21.9	Loans and guarantees

(a)	No Obligor shall (and the Borrower shall ensure that no member of the Group will) make or allow to subsist any loans, grant any credit (save in the ordinary course of business) or give or allow to remain outstanding any guarantee or indemnity (except as required under any of the Finance Documents) to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any person.

(b)	Paragraph (a) above does not apply to:

(i)	any loan or credit made available by any member of the Group to Siam PCG to fund (A) the payment by Siam PCG of the Acquisition Agreement Consideration (Siam PCG) and/or (B) the capitalisation of any Licensed Entity;

(ii)	any loan or credit made available by any member of the Group to another member of the Group (including to Siam PCG, Siam Pacific and/or any Licensed Entity);

(iii)	any credit extended by any member of the Group in the ordinary course of business and/or any advance payment made in relation to capital expenditure in the ordinary course of business;

(iv)	any cash credit balance at a bank or other financial institution;

(v)	any loans made to an employee share option scheme or unit trust scheme (or to directors or other employees for the purposes of participating in such schemes);

(vi)	any guarantees, indemnities or other contingent liabilities incurred or assumed in connection with:

(A)	the Existing Senior Facility falling under paragraph (a) of the definition thereof, except to the extent the principal amount so guaranteed, indemnified, incurred or assumed exceeds US$275,000,000; or

(B)	the Existing Senior Facility falling under paragraph (b) of the definition thereof, except to the extent the principal amount so guaranteed, indemnified, incurred or assumed exceeds US$175,000,000;

(vii)	any guarantees, indemnities or other contingent liabilities incurred or assumed in the ordinary course of business (including in connection with financing transactions and mergers and acquisitions transactions (including the Acquisition));

(viii)	any loan made available by the Borrower to FWD Limited prior to 4 February 2019; or

(ix)	any loan made available by the Borrower to FWD Limited or FWD Limited's Subsidiaries on or after 4 February 2019 if the amount of that loan when aggregated with the amount of all loans made to FWD Limited and FWD Limited's Subsidiaries by the Borrower on or after 4 February 2019 does not exceed US$40,000,000 (or its equivalent) at any time provided that the proceeds of such loans shall only be applied by FWD Limited and its Subsidiaries for the purpose of funding the capital expenditure (A) of their businesses in Vietnam or (B) of their Subsidiaries located in Vietnam and shall not be applied towards, without limitation, the payment of any dividends or distributions to FWD Limited's shareholders or any other person.

21.10	Financial Indebtedness

(a)	No Obligor shall (and the Borrower shall ensure that no other member of the Group will) incur or permit to remain outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:

(i)	any Financial Indebtedness incurred pursuant to any Finance Documents;

(ii)	any Financial Indebtedness owed to another member of the Group;

(iii)	any Financial Indebtedness that is subordinated to the claims of the Finance Parties under the Finance Documents pursuant to a Subordination Deed or otherwise on terms that are acceptable to the Agent (acting on the instructions of the Majority Lenders (acting reasonably)), including the Existing Subordinated Debts;

(iv)	any Financial Indebtedness raised by the issue of redeemable shares which are held by another member of the Group;

(v)	any Financial Indebtedness described in paragraph (g) of the definition of "Financial Indebtedness" incurred in the ordinary course of business and for non-speculative purposes only and any guarantees granted in respect of such Financial Indebtedness;

(vi)	insurance contracts in the form of financed insurance premiums in each case, in the ordinary course of business and other regular or customary activities; or

(vii)	any other Financial Indebtedness the incurrence of which will not result in a breach of any of the financial conditions set out in Clause 20 (Financial Covenants) (calculated on a pro forma basis by reference to the consolidated financial statements of the Borrower most recently delivered to the Agent pursuant to the terms of this Agreement, and as if such Financial Indebtedness (and any other Financial Indebtedness incurred pursuant to this paragraph (vii) after the last day of the financial period covered by such financial statements) were incurred on the last day of such financial period).

21.11	Further assurance

(a)	Each Obligor shall (and the Borrower shall procure that each member of the Group will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)	to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)	to confer on the Security Agent or confer on the Finance Parties, Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or

(iii)	following the taking of any action pursuant to Clause 22.16 (Acceleration) to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)	Each Obligor shall (and the Borrower shall procure that each member of the Group shall) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

21.12	Acquisition Documents

Each Obligor shall (and shall ensure that each other member of the Group party to an Acquisition Document will):

(a)	promptly pay all amounts payable to the Vendor under the Acquisition Documents as and when they become due (except to the extent that any such amounts are being contested in good faith by a member of the Group and where adequate reserves are set aside for any such payment);

(b)	comply in all material respects with the provisions of the Acquisition Documents to which it is a party;

(c)	take all reasonable and practical steps to preserve and enforce its rights and pursue any claims and remedies arising under any Acquisition Document to which it is a party; or

(d)	not amend, vary, assign, novate, supplement, supersede, waive or terminate, or grant any consent in respect of, any term of, or any of its rights and/or obligations under, any Acquisition Document to which it is a party (or agree to any of the foregoing), except for:

(i)	any amendment, variation or supplement of a minor or technical nature or made to correct a manifest error;

(ii)	any amendment, variation, supplement, waiver or consent which could not reasonably be expected to have a material adverse impact on the interests of the Finance Parties (taken as a whole) under the Finance Documents;

(iii)	in the case of the Acquisition Agreement:

(A)	any assignment of rights and/or obligations thereunder to another member of the Group for so long as it will not result in any circumstance referred to in 7.2 ( Mandatory prepayment on change of control or share ownership); or

(B)	any termination of the Acquisition Agreement prior to Completion; or

(iv)	in the case of the Current Distribution Agreement, any amendment, variation, supplement, waiver or consent which could not reasonably be expected to have a material adverse impact on the economic position of such member of the Group which is party under the Current Distribution Agreement, provided that this paragraph (d) shall not restrict the Guarantor from allocating the Target Shares between the Guarantor and Siam PCG under the terms of the Acquisition Agreement, for so long as such allocation will not result in any circumstance referred to in 7.2 ( Mandatory prepayment on change of control or share ownership).

21.13	Subordinated Debts: Affiliates

Each Obligor shall ensure that (to the extent the following have not been previously entered into and/or provided, as the case may be), within 5 Business Days of it incurring any Financial Indebtedness to any Shareholder Affiliate or any other member of the Group (other than an Obligor), it and such Shareholder Affiliate or member of the Group will enter into a Subordination Deed to fully and effectively subordinate that Financial Indebtedness to the claims of the Finance Parties under the Finance Documents and that the conditions precedent listed in the Subordination Deed in connection with the entry into the Subordination Deed by the Borrower and such Shareholder Affiliate or member of the Group (as applicable) are provided to the Finance Parties.

21.14	Subordinated Debts: Non-affiliates

(a)	In respect of any Subordinated Debt proposed to be incurred by any Obligor from any person which is neither a member of the Group nor a Shareholder Affiliate, such Obligor shall ensure that:

(i)	such Subordinated Debt is unsecured; and

(ii)	the scheduled redemption or repayment date(s) of any such Subordinated Debt must fall later than one year after the Senior Facility Maturity Date.

(b)	Each Obligor shall ensure that the terms of the Existing Subordinated Debts and any other Subordinated Debts referred to in paragraph (a) above, will not be amended, varied, supplemented or waived (nor will any consent be granted in respect thereof) if such amendment, variation, supplement, waiver or consent has the effect of changing or relates to:

(i)	the unsecured nature of such Subordinated Debt;

(ii)	any prepayment event or trigger (howsoever described and including any put option);

(iii)	the terms of subordination of such Subordinated Debt (including without limitation any trigger for such subordination);

(iv)	an increase to the rate of interest or any other sum payable by any Obligor under such Subordinated Debt; or

(v)	acceleration of the scheduled redemption or repayment date(s) for such Subordinated Debt such that it will fall within one year after the Senior Facility Maturity Date.

(c)	The Obligors shall not (and shall ensure that no other member of the Group will) acquire, or make any payment, repayment or redemption in respect of, any Existing Subordinated Debt or any other Subordinated Debt referred to in paragraph (a) above, except for any payment, repayment or redemption:

(i)	which is funded in its entirety by the proceeds of subscription for shares in the Borrower and/or Subordinated Debts incurred by the Borrower from any person which is not a member of the Group;

(ii)	made at a time when:

(A)	no Event of Default is continuing (and provided that no Event of Default would result from such payment, repayment or redemption); and

(B)	if such payment, repayment or redemption relates to the principal of any such Subordinated Debt:

(1)	the Available Facility has been reduced to zero and the aggregate outstanding principal amount of the Loans is no more than US$1,300,000,000; and

(2)	the Consolidated Total Debt does not, and will not (immediately after such payment, repayment or redemption), exceed 60 per cent. of the aggregate of Consolidated Total Equity and the Relevant Subordinated Debts (in each case as defined in Clause 20.1 (Financial definitions)).

21.15	Dividends and share redemption

(a)	Except as permitted under paragraph (b) below, the Borrower shall not (and, in the case of paragraph (a)(v) below, the Borrower shall ensure that no other member of the Group will):

(i)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(ii)	repay or distribute any dividend or share premium reserve;

(iii)	pay or allow any member of the Group to pay any management, advisory or other fee to or to the order of any Shareholder Affiliate;

(iv)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so; or

(v)	acquire, or make any payment, repayment or redemption in respect of, any Equity Instrument.

(b)	Paragraph (a) above does not apply to the payment of any dividend, charge, fee or other distribution on or in respect of, or redemption of, the Convertible Preference Shares or any payment, repayment or redemption in respect of any Equity Instrument issued by the Borrower (whether at or below par or otherwise):

(i)	which is funded in its entirety by the proceeds of subscription for shares in the Borrower or the proceeds of any Equity Instrument issued by the Borrower (or otherwise approved by the Majority Lenders); and

(ii)	made or paid at a time when no Event of Default is continuing (and provided that no Event of Default would result from such payment, distribution, repayment or redemption).

21.16	Upstreaming of cash to Obligors

Each Obligor shall, to the maximum extent permitted by applicable laws and regulations, ensure that each of its Subsidiaries will pay such dividends and other distributions to (and/or extend such intercompany loans to) such Obligor to enable such Obligor to perform its payment obligations under the Finance Documents as and when they fall due.

21.17	Reserve Account

(a)	The Borrower shall ensure that the Relevant Proportion of all amounts received by it (including all income, dividends, shareholder loans or repayments, other distributions, income and capital receipts) are promptly paid into the Reserve Account (the aggregate amounts from time to time transferred to the Reserve Account pursuant to this paragraph being the "Borrower Receipts").

(b)	For such purpose, "Relevant Proportion" means the proportion that (i) the Total Commitments bear to (ii) the sum of (A) the Total Commitments and (B) the aggregate principal amount of the loans outstanding under the Existing Senior Facilities.

(c)	The Borrower shall, at the same time any Borrower Receipt is paid into the Reserve Account, provide a certificate to the Agent (in form and substance satisfactory to the Agent) confirming the Relevant Proportion and the basis of its calculation.

(d)	Except (insofar as the proceeds of the Loans are concerned) permitted under Clause 4.5 (Funds flow and account operation), the Borrower shall not make any withdrawal from the Reserve Account except for:

(i)	the payment of interest, costs, expenses and indemnities under this Agreement;

(ii)	the payment of scheduled amounts due under any Hedging Agreement and amounts payable on a Permitted Termination;

(iii)	the payment on the Final Repayment Date of any amount then due under and pursuant to the Finance Documents; or

(iv)	amounts to be applied by the Borrower towards capital injections into the Borrower's direct Subsidiaries,

provided that, in each case, (A) no Event of Default is continuing or would result from such withdrawal and (B) the Reserve Account (immediately after such withdrawal) shall have a balance which is sufficient to discharge interest due on each Loan on the last day of its then current Interest Period (but, if the proposed date of withdrawal falls on the last day of an Interest Period for a Loan, then the foregoing reference to "its then current Interest Period" shall be deemed to be a reference to the Interest Period for such Loan commencing on such proposed date of withdrawal).

21.18	Relevant Account

(a)	On and from the date of this Agreement, the Borrower shall maintain an account with the Relevant Account Bank (excluding the Reserve Account and the Baht Account) that is designated by the Borrower and the Agent in writing (from time to time) as the "Relevant Account" for the purposes of this Agreement (such account, including any renewal or re-designation of such account being the "Relevant Account"). The Borrower and the Agent hereby designate the account (account number [***]) maintained by the Borrower with the Relevant Account Bank as the Relevant Account.

(b)	The Borrower shall, at all times from the first Utilisation Date, ensure that the average weekly balance standing to the credit of the Relevant Account shall be not less than the Required Balance.

(c)	The Relevant Account Bank shall not be replaced without the prior written consent of the Borrower and the Agent.

21.19	Sanctions

The Obligors shall not, and shall not permit or authorise any other person to, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of any Loan or other transaction(s) contemplated by this Agreement to fund any trade, business or other activities: (a) involving or for the benefit of any Restricted Party, or (b) in any other manner that would reasonably be expected to result in either Obligor or any Lender being in breach of any Sanctions (if and to the extent applicable to either of them) or becoming a Restricted Party.

21.20	Hedging arrangements

(a)	The Borrower shall ensure that:

(i)	its payment obligations under the Finance Documents to which it is a party will rank at least pari passu with its liabilities under the Hedging Agreements (to the extent such liabilities are not secured) (provided that any Security for such liabilities under the Hedging Agreements may only be granted if permitted by the terms of this Agreement);

(ii)	in the event that any prepayments of the Loans are made and the Borrower has entered into any Hedging Agreement, a corresponding portion of such hedging arrangement is unwound at or about the same time as such prepayment; and

(iii)	the hedging period under any Hedging Agreement shall not extend beyond the Final Repayment Date.

(b)	The undertakings by the Borrower under this Clause are also given in favour of each hedging counterparty under the Hedging Agreements (but only if such hedging counterparty is a Lender or an Affiliate of a Lender). Each such hedging counterparty may rely on this Clause 21.20 subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Act.

21.21	Conditions subsequent

Each Obligor shall:

(a)	within seven (7) Business Days of the Closing Date, deliver a certificate (signed by a director of the Borrower) certifying that the Closing Date has occurred; and

(b)	within seven (7) Business Days of the Closing Date, deliver a certificate (signed by a director of the Borrower) certifying that (i) the Distribution Agreement has come into effect and (ii) the summary of the key terms of the Distribution Agreement delivered pursuant to paragraph 3(a) of Schedule 2 ( Conditions Precedent) is true, correct and disclose all material terms of the Distribution Agreement, and does not omit to state any terms thereof which would result in such summary being untrue or misleading in any material respect.

22.	EVENTS OF DEFAULT

Each of the events or circumstances set out in the following sub-clauses of this Clause 22 (other than Clause 22.16 (Acceleration) and Clause 22.17 ( Clean-Up Period)) is an Event of Default.

22.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless its failure to pay is caused by:

(a)	an administrative or technical error; or

(b)	a Disruption Event,

and payment is made within three Business Days of its due date.

22.2	Specific covenants

(a)	Any requirement of Clause 20 (Financial Covenants) is not satisfied.

(b)	Any Obligor does not comply with Clause 21.21 ( Conditions subsequent).

(c)	If the requirements of any of the financial covenants in paragraph (a)(i) and (ii) of Clause 20.2 (Financial conditions) are not met (or would but for this paragraph (c) not be met) at any time but such payments are made by any person and/or transactions or steps occur (that would not otherwise cause an Event of Default) within 20 Business Days of the earlier of (A) the Agent giving notice to the Borrower of its failure to satisfy the relevant financial covenant(s) and (B) the Borrower becoming aware of the failure to satisfy the relevant financial covenant(s), such that if the applicable financial covenant(s) were deemed to be retested on the relevant original date of determination giving effect to such aforementioned payments and/or transactions and the requirements of the financial covenants would have been met, then such financial covenant(s) shall be deemed to have been satisfied as at the relevant original date of determination as though there had been no failure to comply and any Default occasioned thereby shall be deemed to have been remedied for all purposes under the Finance Documents.

(d)	If the requirements of the financial covenant in paragraph (a)(iii) of Clause 20.2 (Financial conditions) is not met (or would but for this paragraph (d) not be met) at any time, if such financial covenant remains not met (or would but for this paragraph (d) not be met) but such payments are made by any person and/or transactions or steps occur (that would not otherwise cause an Event of Default) within 30 Business Days of the earlier of (A) the Agent giving notice to the Borrower of its failure to satisfy the relevant financial covenant and (B) the Borrower becoming aware of the failure to satisfy the relevant financial covenant, such that if the applicable financial covenant were deemed to be retested on the relevant original date of determination giving effect to such aforementioned payments and/or transactions and the requirements of the financial covenant would have been met (and the Borrower shall deliver a Compliance Certificate to the Agent confirming the same), then such financial covenant shall be deemed to have been satisfied as at the relevant original date of determination as though there had been no failure to comply and any Default occasioned thereby shall be deemed to have been remedied for all purposes under the Finance Documents.

For the avoidance of doubt, prior to the expiry of the relevant cure period detailed in paragraph (c) or (d) above (as applicable), no Event of Default under paragraph (a) of this Clause 22.2 will occur.

22.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 22.1 (Non-payment) and Clause 22.2 (Financial covenants)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 20 Business Days of the earlier of (A) the Agent giving notice to the Borrower and (B) the Borrower or, as the case may be, the relevant Obligor becoming aware of the failure to comply.

22.4	Misrepresentation

(a)	Subject to paragraph (b) below, any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b)	No Event of Default under paragraph (a) above will occur if the circumstances underlying such failure to comply are capable of being remedied and are so remedied within 20 Business Days of the Agent giving written notice to the Borrower requiring it to remedy, or if earlier, within 20 Business Days of the date on which the Borrower or, as the case may be, the relevant Obligor first became aware of such failure to comply.

22.5	Cross default

(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)	Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 22.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than USD10,000,000 (or its equivalent in any other currency or currencies).

(f)	For the purpose of this Clause 22.5, each reference to "Financial Indebtedness" under this Clause shall exclude all indebtedness incurred in respect of any Subordinated Debts referred to in Clause 21.13 (Subordinated Debts: Affiliates) and, for the avoidance of doubt, include all indebtedness incurred in respect of any Existing Subordinated Debts or any other Subordinated Debts referred to in Clause 21.14 ( Subordinated Debts: Non-affiliates).

22.6	Insolvency

(a)	A member of the Group is or is presumed or deemed to be unable or admits inability to pay its debts (in the case of the Borrower, within the meaning of Section 93 of the Companies Law (2018 Revision) (as amended) of the Cayman Islands; in the case of the Guarantor, within the meaning of Section 254 of the Companies Act, Chapter 50 of Singapore), suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (other than any Finance Party in its capacity as such in relation to the Facility) with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any member of the Group is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any member of the Group.

22.7	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, judicial management, administration, provisional supervision or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group other than a solvent liquidation or reorganisation of any member of the Group which is not (A) an Obligor, (B) FWD Japan, (C) (at any time prior to the Restructure Date) FWD Thailand or the Target or (D) (on or after the Restructure Date) a Licensed Entity (each a "Relevant Group Member");

(ii)	a composition or arrangement with any creditor of any member of the Group, or an assignment for the benefit of creditors generally (other than any Finance Party in its capacity as such in relation to the Facility) of any member of the Group or a class of such creditors;

(iii)	the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not a Relevant Group Member), receiver, judicial manager, receiver and manager, administrator, administrative receiver, compulsory manager, provisional supervisor or other similar officer in respect of any member of the Group or any of its assets; or

(iv)	enforcement of any Security over any assets of any member of the Group, or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) above shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement.

22.8	Creditors' process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a member of the Group having an aggregate value of USD10,000,000 (or its equivalent in any other currency or currencies) and is not discharged within 10 Business Days.

22.9	Unlawfulness

(a)	It is or becomes unlawful for an Obligor to perform any of its material obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective, or any subordination created under any Subordination Deed is or becomes unlawful.

(b)	Any obligation or obligations of any Obligor under any Finance Documents are (subject to the Legal Reservations and Perfection Requirements (which are not overdue)) not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(c)	Subject to the Legal Reservations and Perfection Requirements (which are not overdue), any Finance Document ceases to be in full force and effect, any subordination created under any Subordination Deed or any Transaction Security ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

22.10	Repudiation and rescission of agreements

(a)	An Obligor (or any other relevant party other than a Finance Party) rescinds or purports to rescind or repudiates or purports (in writing) to repudiate a Finance Document or any of the Transaction Security or evidences in writing an intention to rescind or repudiate a Finance Document or any Transaction Security.

(b)	Any party to any Acquisition Document (other than the Current Distribution Agreement) rescinds or purports to rescind or repudiates or purports to repudiate any such Acquisition Document in whole or in part where to do so could reasonably be expected to have a material adverse effect on the interests of the Finance Parties (taken as a whole) under the Finance Documents.

22.11	Cessation of business

Any Obligor, the Group (taken as a whole), (at any time prior to the Restructure Date) the Target or the Target Group (taken as a whole) or (on or after the Restructure Date) any Licensed Entity or any Licensed Entity and its Subsidiaries (taken as a whole) suspends or ceases to carry on all or a material part of its business.

22.12	Change of ownership of Guarantor

The Borrower ceases to directly own 100 per cent. of the issued shares in the Guarantor.

22.13	Material adverse change

Any event or circumstance (other than any circumstances where it is reasonably likely that any of the financial covenants set out in Clause 20 (Financial Covenants) may not be complied with as at the relevant date of testing pursuant to paragraph (b) of Clause 20.2 ( Financial conditions) (each a "Testing Date"), at any time prior to the end of the cure period specified in paragraph (c) or (d) of Clause 22.2 ( Specific covenants) that Testing Date) occurs that has a Material Adverse Effect.

22.14	Declared default

Any Obligor is declared by the Minister for Finance of Singapore to be a company to which Part IX of the Companies Act, Chapter 50 of Singapore applies.

22.15	Non-compliance

Any term of the documents as detailed in the Side Letter is not complied with.

22.16	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(a)	without prejudice to the participations of any Lenders in any Loans then outstanding:

(i)	cancel the Commitments (and reduce them to zero), whereupon they shall immediately be cancelled (and reduced to zero); or

(ii)	cancel any part of any Commitment (and reduce such Commitment accordingly), whereupon the relevant part shall immediately be cancelled (and the relevant Commitment shall be immediately reduced accordingly); and/or

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(d)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

22.17	Clean-Up Period

(a)	Notwithstanding any other provision of any Finance Document any Default or Event of Default (other than an Event of Default under any of Clauses 22.6 ( Insolvency), 22.7 ( Insolvency proceedings) and 22.8 ( Creditors' process)) which occurs during a Clean-Up Period will be deemed not to be a breach of representation or warranty, a breach of covenant or an Event of Default (as the case may be) if:

(i)	it would have been (if it were not for this Clause 22.17) a breach of representation or warranty, a breach of covenant, a Default or an Event of Default only by reason of circumstances relating exclusively to, in the case of such a breach, Default or Event of Default, any member of the Target Group (or any obligation to procure or ensure in relation to a member of the Target Group);

(ii)	it is capable of remedy and reasonable steps are being taken to remedy it;

(iii)	the circumstances giving rise to it have not been procured by or approved by an Obligor or a member of the Group (other than a member of the Target Group); and

(iv)	it is not reasonably likely to have a Material Adverse Effect.

(b)	If the relevant circumstances are continuing on or after the end of the Clean-Up Period, there shall be a breach of representation or warranty, breach of covenant, Default or Event of Default, as the case may be notwithstanding the above (and without prejudice to the rights and remedies of the Finance Parties).

SECTION 9

CHANGES TO PARTIES

23.	CHANGES TO THE PARTIES

23.1	Assignments and transfers by the Lenders

Subject to this Clause 23, a Lender (the "Existing Lender") may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

under the Finance Documents to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender").

23.2	Conditions of assignment or transfer

(a)	The prior consent of the Borrower is required for any assignment or transfer by a Lender pursuant to this Clause 23 unless (a) permitted by the Syndication Letter, (b) an Event of Default is continuing or (c) the assignment or transfer is to a Lender or an Affiliate of a Lender.

(b)	If an Event of Default is continuing and a Lender proposes to assign or transfer any of its rights and/or obligations under the Finance Documents to a Competitor or a Distressed Investor, that Lender shall give the Borrower no less than five days' prior written notice of such proposed assignment or transfer.

(c)	The consent of the Borrower to a transfer or assignment referred to in paragraph (a) above must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Borrower within that time.

(d)	A transfer will be effective only if the procedure set out in Clause 23.5 (Procedure for transfer) is complied with.

(e)	An assignment will be effective only if the procedure and conditions set out in Clause 23.6 (Procedure for assignment) are complied with.

(f)	If:

(i)	a Lender assigns, transfers or sub-participates any of its rights or obligations under the Finance Documents or changes its Facility Office, branch or lending office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer, sub-participation or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office, branch or lending office under Clause 12 (Tax gross-up and indemnities) or Clause 13.1 (Increased costs), then the New Lender or Lender acting through its new Facility Office, branch or lending office is not entitled to receive a payment under those Clauses to the extent such payment would be greater than the payment that would have been made to the Existing Lender or Lender acting through its previous Facility Office, lending office or branch had the assignment, transfer, sub-participation or other change had not occurred. This paragraph (f) shall not apply in respect of an assignment or transfer made in the ordinary course of the primary syndication of the Facility.

(g)	For the purpose of this Clause 23.2:

(i)	"Competitor" means any person which is an insurance company operating in one or more jurisdictions in which any Group Licensed Entity has an insurance business, or any direct or indirect shareholder of such insurance company (which beneficially owns more than 50 per cent. of the shares in such insurance company) provided that a New Lender will not be deemed or considered to be a "Competitor" solely by virtue of that New Lender:

(A)	dealing in shares in or securities of a Competitor, where the relevant teams and employees of that New Lender engaged in such dealings operate on the public side of an information barrier;

(B)	becoming an investor or equity holder in a Competitor as a consequence of a debt-for-equity swap in, or enforcement of security over shares of, that Competitor, provided that the relevant teams and employees of that New Lender involved in such transactions are separated from any teams or employees of that New Lender working in relation to the Finance Documents (and related transactions) by way of an information barrier; or

(C)	being an investor or equity holder in a Competitor through a separately managed private equity investment fund or similar entity owned or managed by that New Lender, provided that the relevant teams and employees of that New Lender involved in such private equity fund or similar entity are separated from any teams or employees of that New Lender working in relation to the Finance Documents (and related transactions) by way of an information barrier.

(ii)	"Distressed Investor" means any loan-to-own fund, vulture fund or distressed debt fund, any hedge fund, any other fund or entity which is established for or principally invests in distressed debt (provided that (A) a debt trading desk (or equivalent) operated by a bank or financial institution shall be included to the extent that such trading desk is trading the participation in the Facility in a capacity (had it been a separate legal entity) that would otherwise fall within the scope of this definition and (B) a bank or financial institution shall not constitute a "Distressed Investor" solely by virtue of any restructuring or workout desk with such bank or financial institution).

23.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of US$3,000.

23.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender, the other Finance Parties and the Secured Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 23; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

23.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 23.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender, which delivery by the Existing Lender and the New Lender shall be no later than five (5) Business Days prior to the proposed Transfer Date specified in the Transfer Certificate. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall not be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender unless it is satisfied that it has completed all "know your customer" and other similar procedures that it is required (or deems desirable) to conduct in relation to the transfer to such New Lender.

(c)	Subject to Clause 23.12 (Pro rata interest settlement), on the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another shall be cancelled (being the "Discharged Rights and Obligations");

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent, the MLABs, the Security Agent, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an original party hereto as a Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the MLABs, the Security Agent and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a "Lender".

(d)	The procedure set out in this Clause 23.5 shall not apply to any right or obligation under any Finance Document (other than this Agreement) if and to the extent its terms, or any laws or regulations applicable thereto, provide for or require a different means of transfer of such right or obligation or prohibit or restrict any transfer of such right or obligation, unless such prohibition or restriction shall not be applicable to the relevant transfer or each condition of any applicable restriction shall have been satisfied.

23.6	Procedure for assignment

(a)	Subject to the conditions set out in paragraph (d) below and in Clause 23.2 (Conditions of assignment or transfer), an assignment may be effected in accordance with paragraph (b) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender, which delivery by the Existing Lender and the New Lender shall be no later than five (5) Business Days prior to the proposed Transfer Date specified in the Assignment Agreement. The Agent shall, subject to paragraph (d)(ii) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)	Subject to Clause 23.12 (Pro rata interest settlement), on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the "Relevant Obligations") and expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(iii)	the New Lender shall become a Party as a "Lender" and will be bound by obligations equivalent to the Relevant Obligations.

(c)	Lenders may utilise procedures other than those set out in this Clause 23.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 23.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in paragraph (d) below.

(d)	An assignment (whether pursuant to an Assignment Agreement or paragraph (c) above) will only be effective on:

(i)	receipt by the Agent (whether in an Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties and the Secured Parties as it would have been under if it was an original party hereto as a Lender; and

(ii)	performance by the Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender. The Agent shall not be obliged to execute an Assignment Agreement delivered to it by an Existing Lender and the New Lender or any document delivered to it pursuant to paragraph (c) above unless it is satisfied that it has completed all "know your customer" and other similar procedures that it is required (or deems desirable) to conduct in relation to the assignment to such New Lender.

(e)	The procedure set out in this Clause 23.6 shall not apply to any right or obligation under any Finance Document (other than this Agreement) if and to the extent its terms, or any laws or regulations applicable thereto, provide for or require a different means of assignment of such right or release or assumption of such obligation or prohibit or restrict any assignment of such right or release or assumption of such obligation, unless such prohibition or restriction shall not be applicable to the relevant assignment, release or assumption or each condition of any applicable restriction shall have been satisfied.

23.7	Copy of Transfer Certificate or Assignment Agreement to Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Borrower a copy of that Transfer Certificate or Assignment Agreement.

23.8	Existing consents and waivers

A New Lender shall be bound by any consent, waiver, election or decision given or made by the relevant Existing Lender under or pursuant to any Finance Document prior to the coming into effect of the relevant assignment or transfer to such New Lender.

23.9	Exclusion of Agent's liability

In relation to any assignment or transfer pursuant to this Clause 23, each Party acknowledges and agrees that the Agent shall not be obliged to enquire as to the accuracy of any representation or warranty made by a New Lender in respect of its eligibility as a Lender.

23.10	Permitted Debt Purchase Transactions

(a)	The Borrower shall not, and shall procure that each other member of the Group shall not, (i) enter into any Debt Purchase Transaction or (ii) be a Lender or a party to a Debt Purchase Transaction of the type referred to in paragraph (b) of the definition of "Debt Purchase Transaction".

(b)	For so long as a Shareholder Affiliate (i) beneficially owns a Commitment or (ii) has entered into Participation relating to a Commitment and such Participation has not been terminated:

(i)	in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, such Commitment shall be deemed to be zero; and

(ii)	for the purposes of Clause 36.2 (Exceptions), such Shareholder Affiliate or the person with whom it has entered into such Participation shall be deemed not to be a Lender.

(c)	Each Lender shall, unless such Debt Purchase Transaction is an assignment or transfer, promptly notify the Agent in writing if it knowingly enters into a Debt Purchase Transaction with a Shareholder Affiliate (a "Notifiable Debt Purchase Transaction").

(d)	A Lender shall promptly notify the Agent if a Notifiable Debt Purchase Transaction to which it is a party:

(i)	is terminated; or

(ii)	ceases to be with a Shareholder Affiliate.

(e)	Each Shareholder Affiliate that is a Lender agrees that:

(i)	in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, it shall not attend or participate in the same if so requested by the Agent or be entitled to receive the agenda or any minutes of the same; and

(ii)	in its capacity as Lender, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Agent or one or more of the Lenders.

23.11	Security over Lenders' rights

In addition to the other rights provided to Lenders under this Clause 23, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

23.12	Pro rata interest settlement

If the Agent has notified the Lenders that it is able to distribute interest payments on a "pro rata basis" to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 23.5 (Procedure for transfer) or any assignment pursuant to Clause 23.6  (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date ("Accrued Amounts") and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(b)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(ii)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 23.12, have been payable to it on that date, but after deduction of the Accrued Amounts.

23.13	Assignments and transfers by Obligors

An Obligor may not assign or transfer any of its rights or obligations under any Finance Document, except with the prior written consent of all the Lenders.

24.	DISCLOSURE OF INFORMATION

24.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 24.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

24.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and any of its or their officers, directors, employees, service providers, professional advisers, auditors, insurers, insurance brokers, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is made aware in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information and provided that none of the documents referred to in the Side Letter may be provided to any service provider, insurer, insurance, broker, partner or any Representatives of any person detailed in this paragraph, without the consent of the Borrower;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person's Affiliates, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 25.13 (Relationship with the other Finance Parties)), provided that none of the documents referred to in the Side Letter may be provided to any such person without the consent of the Borrower;

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)	to whom information is required or requested to be disclosed by any court or tribunal of competent jurisdiction or any governmental, quasi-governmental, banking, taxation or other regulatory, supervisory or administrative authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes provided that none of the documents referred to in the Side Letter may be provided to any such person without the consent of the Borrower unless such litigation, arbitration, administrative or other investigations, proceedings or disputes are against any of the Obligors and the Ultimate Shareholder under or in connection with the Finance Documents;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 23.11 (Security over Lenders' rights);

(viii)	who is a Party; or

(ix)	with the consent of the Borrower,

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraphs (b)(iv) and (b)(vii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (b)(v) and (b)(vi) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party; and

(d)	to any rating agency or direct or indirect provider of credit protection (including its or their professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information provided that none of the documents referred to in the Side Letter may be provided to any such person without the consent of the Borrower.

SECTION 10

THE FINANCE PARTIES

25.	ROLE OF THE ADMINISTRATIVE PARTIES

25.1	Appointment of the Agent

(a)	Each of the other Finance Parties appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each of the other Finance Parties authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

25.2	Duties of the Agent

(a)	Subject to paragraph (b) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Without prejudice to Clause 23.7 (Copy of Transfer Certificate or Assignment Agreement to Borrower), paragraph (a) above shall not apply to any Transfer Certificate or to any Assignment Agreement.

(c)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(e)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than to any Administrative Party) under this Agreement it shall promptly notify the other Finance Parties.

(f)	The Agent's duties under the Finance Documents are solely mechanical and administrative in nature. The Agent shall have no other duties save as expressly provided for in the Finance Documents.

25.3	Role of the MLABs

Except as specifically provided in the Finance Documents, the MLABs have no obligations of any kind to any other Party under or in connection with any Finance Document.

25.4	No fiduciary duties

(a)	Nothing in any Finance Document constitutes any Administrative Party as a trustee or fiduciary of any other person.

(b)	No Administrative Party shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

25.5	Business with the Group

Any Administrative Party may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

25.6	Rights and discretions of the Agent

(a)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised and shall have no duty to verify any signature on any document; and

(ii)	any statement purportedly made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 22.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Borrower (other than a Utilisation Request, Receipt or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, no Administrative Party is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(g)	Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

25.7	Majority Lenders' instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) or under paragraph (d) below until it has received such security as it may require for any cost, loss or liability (together with any associated Indirect Tax) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph shall not apply to any legal or arbitration proceedings relating to the preservation, perfection or protection of rights under the Transaction Security Documents or enforcement of any Transaction Security or Transaction Security Documents.

25.8	Responsibility for documentation

No Administrative Party:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by any Administrative Party, an Obligor or any other person given in or in connection with any Finance Document, the Information Memorandum or the Information Package;

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security; or

(c)	is responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

25.9	Exclusion of liability

(a)	Without limiting paragraph (b) below, the Agent shall not be liable for any cost, loss or liability incurred by any Party as a consequence of:

(i)	the Agent having taken or having omitted to take any action under or in connection with any Finance Document or the Transaction Security, unless directly caused by the Agent's gross negligence or wilful misconduct; or

(ii)	any delay in the crediting to any account of an amount required under the Finance Documents to be paid by the Agent, if the Agent shall have taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for the purpose of such payment.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or the Transaction Security.

(c)	Nothing in this Agreement shall oblige any Administrative Party to conduct any "know your customer" or other procedures in relation to any person on behalf of any Lender and each Lender confirms to each Administrative Party that it is solely responsible for any such procedures it is required to conduct and that it shall not rely on any statement in relation to such procedures made by any Administrative Party.

25.10	Lenders' indemnity to the Agent

(a)	Each Lender shall, in accordance with paragraph (b) below, indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence, in relation to any FATCA-related liability or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document) and the Obligors should jointly and severally indemnify each Lender against any payment made by it under this Clause 25.10 (other than any payment in respect of any FATCA-related liability).

(b)	The proportion of such cost, loss or liability to be borne by each Lender shall be:

(i)	if there is any Loan then outstanding, the proportion borne by (A) the sum of its participation(s) in the Loan(s) then outstanding to (B) the aggregate amount of such Loan(s), or

(ii)	if there is no Loan then outstanding and the Available Facility is then greater than zero, the proportion borne by (A) its Available Commitment to (B) the Available Facility, or

(iii)	if there is no Loan then outstanding and the Available Facility is then zero:

(A)	if the Available Facility became zero after each Loan ceased to be outstanding, the proportion borne by (A) its Available Commitment to (B) the Available Facility immediately before the Available Facility became zero, or

(B)	if the Loan(s) ceased to be outstanding after the Available Facility became zero, the proportion borne by (A) the sum of its participation(s) in the Loan(s) outstanding immediately before the Loan(s) ceased to be outstanding to (B) the aggregate amount of the Loan(s) immediately before the Loan(s) ceased to be outstanding.

25.11	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in Hong Kong as successor by giving notice to the other Finance Parties and the Borrower.

(b)	Alternatively, the Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Borrower) may appoint a successor Agent (acting through an office in Hong Kong).

(d)	The retiring Agent shall make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent's resignation notice shall take effect only upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 25. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

25.12	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate legal person from any other of its branches, divisions or departments.

(b)	If information is received by another branch, division or department of the legal person which is the Agent, it may be treated as confidential to that branch, division or department and the Agent shall not be deemed to have notice of it.

(c)	The Agent shall not be obliged to disclose to any Finance Party any information supplied to it by the Borrower or any Affiliates of the Borrower on a confidential basis and for the purpose of evaluating whether any waiver or amendment is or may be required or desirable in relation to any Finance Document.

25.13	Relationship with the other Finance Parties

(a)	Subject to Clause 23.12 (Pro rata interest settlement) and Clause 30.2 (Distributions by the Agent), the Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	The Lenders shall supply the Agent with any information that the Security Agent may reasonably specify (through the Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent. Each Lender shall deal with the Security Agent exclusively through the Agent.

(c)	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 32.4 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 32.2 (Addresses) and paragraph (a)(ii) of Clause 32.4 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

25.14	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to each Administrative Party that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)	whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(d)	the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

25.15	Reference Banks

The appointment of any Reference Bank which is not a Lender or an Affiliate of a Lender shall be approved by the Majority Lenders. If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender or any bank approved by the Majority Lenders to replace that Reference Bank.

25.16	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

26.	THE SECURITY AGENT

26.1	Trust and agency

(a)	The Security Agent declares that it shall hold the Security Property (or, as applicable, any interest in the Security Property held by it) on trust for the Secured Parties on the terms contained in this Agreement.

(b)	For the purposes of the Business Security Agreement over Thai Account and any other Transaction Security Document governed by the laws of Thailand, each of the other Finance Parties appoints the Security Agent to act as its agent under and in connection with the Finance Documents.

(c)	Each of the other Finance Parties authorises the Security Agent to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(d)	Each of the parties to this Agreement agrees that the Security Agent shall have only those duties, obligations and responsibilities expressly specified in this Agreement or in the Transaction Security Documents to which the Security Agent is expressed to be a party (and no others shall be implied).

26.2	No independent power

The Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any rights or powers arising under the Transaction Security Documents except through the Security Agent.

26.3	Instructions to Security Agent and exercise of discretion

(a)	Subject to paragraphs (d) and (e) below, the Security Agent shall act in accordance with any instructions given to it by the Majority Lenders or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Security Agent and shall be entitled to assume that (i) any instruction received by it from the Agent, the Lenders or the Majority Lenders are duly given in accordance with the terms of the Finance Documents and (ii) unless it has received actual notice of revocation, that those instructions or directions have not been revoked.

(b)	The Security Agent shall be entitled to request instructions, or clarification of any direction, from the Majority Lenders as to whether, and in what manner, it should exercise or refrain from exercising any rights, powers, authorities and discretions and the Security Agent may refrain from acting unless and until those instructions or clarification are received by it.

(c)	Any instructions given to the Security Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties.

(d)	Paragraph (a) above shall not apply:

(i)	where a contrary indication appears in this Agreement;

(ii)	where this Agreement requires the Security Agent to act in a specified manner or to take a specified action;

(iii)	in respect of any provision which protects the Security Agent's own position in its personal capacity as opposed to its role of Security Agent for the Secured Parties including, without limitation, the provisions set out in Clauses 26.5 (Security Agent's discretions) to Clause 26.19 (Trustee division separate);

(iv)	in respect of the exercise of the Security Agent's discretion to exercise a right, power or authority under any of:

(A)	Clause 28.1 (Order of application);

(B)	Clause 28.2 (Prospective liabilities); and

(C)	Clause 28.5 (Permitted Deductions).

(e)	If giving effect to instructions given by the Majority Lenders would (in the Security Agent's opinion) have an effect equivalent to an amendment or waiver referred to in Clause 36.2 (Exceptions), the Security Agent shall not act in accordance with those instructions unless consent to it so acting is obtained from each Party (other than the Security Agent) whose consent would have been required in respect of that amendment or waiver.

(f)	In exercising any discretion to exercise a right, power or authority under this Agreement where either:

(i)	it has not received any instructions from the Majority Lenders as to the exercise of that discretion; or

(ii)	the exercise of that discretion is subject to paragraph (d)(iv) above,

the Security Agent shall do so having regard to the interests of all the Secured Parties.

26.4	Security Agent's Actions

Without prejudice to the provisions of Clause 26.3 (Instructions to Security Agent and exercise of discretion), the Security Agent may (but shall not be obliged to), in the absence of any instructions to the contrary, take such action in the exercise of any of its powers and duties under the Finance Documents as it considers in its discretion to be appropriate.

26.5	Security Agent's discretions

The Security Agent may:

(a)	assume (unless it has received actual notice to the contrary from the Agent) that

(i) no Default has occurred and no Obligor is in breach of or default under its obligations under any of the Finance Documents and (ii) any right, power, authority or discretion vested by any Finance Document in any person has not been exercised;

(b)	if it receives any instructions or directions to take any action in relation to the Transaction Security, assume that all applicable conditions under the Finance Documents for taking that action have been satisfied;

(c)	engage, pay for and rely on the advice or services of any legal advisers, accountants, tax advisers, surveyors or other experts (whether obtained by the Security Agent or by any other Secured Party) whose advice or services may at any time seem necessary, expedient or desirable;

(d)	rely upon any communication or document believed by it to be genuine and, as to any matters of fact which might reasonably be expected to be within the knowledge of a Secured Party, or an Obligor, upon a certificate signed by or on behalf of that person; and

(e)	refrain from acting in accordance with the instructions of any Party (including bringing any legal action or proceeding arising out of or in connection with the Finance Documents) until it has received any indemnification and/or security that it may in its discretion require (whether by way of payment in advance or otherwise) for all costs, losses and liabilities which it may incur in so acting.

26.6	Security Agent's obligations

The Security Agent shall promptly:

(a)	copy to the Agent the contents of any notice or document received by it from any Obligor under any Finance Document;

(b)	forward to a Party the original or a copy of any document which is delivered to the Security Agent for that Party by any other Party provided that, except where a Finance Document expressly provides otherwise, the Security Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party; and

(c)	inform the Agent of the occurrence of any Default or any default by an Obligor in the due performance of or compliance with its obligations under any Finance Document of which the Security Agent has received notice from any other Party.

26.7	Excluded obligations

Notwithstanding anything to the contrary expressed or implied in the Finance Documents, the Security Agent shall not:

(a)	be bound to enquire as to (i) whether or not any Default has occurred, (ii) the performance, default or any breach by an Obligor of its obligations under any of the Finance Documents or (iii) whether any other event specified in any Finance Document has occurred;

(b)	be bound to account to any other Party for any sum or the profit element of any sum received by it for its own account;

(c)	be bound to disclose to any other person (including but not limited to any Secured Party) (i) any confidential information or (ii) any other information if disclosure would, or might in its reasonable opinion, constitute a breach of any law or be a breach of fiduciary duty;

(d)	have or be deemed to have any relationship of trust or agency with, any Obligor.

26.8	Exclusion of liability

None of the Security Agent, any Receiver nor any Delegate shall accept responsibility or be liable for:

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Security Agent or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents, or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Security Property;

(c)	any losses to any person or any liability arising as a result of taking or refraining from taking any action in relation to any of the Finance Documents, the Security Property or otherwise, whether in accordance with an instruction from the Agent or otherwise unless directly caused by its gross negligence or wilful misconduct;

(d)	the exercise of, or the failure to exercise, any judgment, discretion or power given to it by or in connection with any of the Finance Documents, the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, the Finance Documents or the Security Property; or

(e)	any shortfall which arises on the enforcement or realisation of the Security Property.

26.9	No proceedings

No Party (other than the Security Agent, that Receiver or that Delegate) may take any proceedings against any officer, employee or agent of the Security Agent, a Receiver or a Delegate in respect of any claim it might have against the Security Agent, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Security Property.

26.10	Own responsibility

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Secured Party confirms to the Security Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy and enforceability of any Finance Document, the Security Property and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Security Property;

(c)	whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Security Property, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Security Property;

(d)	the adequacy, accuracy and/or completeness of any information provided by the Security Agent or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property, and each Secured Party warrants to the Security Agent that it has not relied on and will not at any time rely on the Security Agent in respect of any of these matters.

26.11	No responsibility to perfect Transaction Security

The Security Agent shall not be liable for any failure to:

(a)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor to any of the Charged Property;

(b)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any of the Finance Documents or the Transaction Security;

(c)	register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any applicable laws in any jurisdiction or to give notice to any person of the execution of any of the Finance Documents or of the Transaction Security;

(d)	take, or to require any of the Obligors to take, any steps to perfect its title to any of the Charged Property or to render the Transaction Security effective or to secure the creation of any ancillary Security under the laws of any jurisdiction; or

(e)	require any further assurances in relation to any of the Transaction Security Documents.

26.12	Insurance by Security Agent

(a)	The Security Agent shall not be under any obligation to insure any of the Charged Property, to require any other person to maintain any insurance or to verify any obligation to arrange or maintain insurance contained in the Finance Documents. The Security Agent shall not be responsible for any loss which may be suffered by any person as a result of the lack of or inadequacy of any such insurance.

(b)	Where the Security Agent is named on any insurance policy as an insured party, it shall not be responsible for any loss which may be suffered by reason of, directly or indirectly, its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Agent shall have requested it to do so in writing and the Security Agent shall have failed to do so within fourteen days after receipt of that request.

26.13	Custodians and nominees

The Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any assets of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

26.14	Acceptance of title

The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any of the Obligors may have to any of the Charged Property and shall not be liable for or bound to require any Obligor to remedy any defect in its right or title.

26.15	Refrain from illegality

Notwithstanding anything to the contrary expressed or implied in the Finance Documents, the Security Agent may refrain from doing anything which in its opinion will or may be contrary to any relevant law, directive or regulation of any jurisdiction and the Security Agent may do anything which is, in its opinion, necessary to comply with any such law, directive or regulation.

26.16	Business with the Obligors

The Security Agent may accept deposits from, lend money to, and generally engage in any kind of banking or other business with any of the Obligors.

26.17	Winding up of trust

If the Security Agent, with the approval of the Majority Lenders, determines that all of the Secured Liabilities and all other liabilities secured by the Transaction Security Documents have been fully and finally discharged and none of the Secured Parties is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Obligor pursuant to the Finance Documents:

(a)	the trusts set out in this Agreement shall be wound up and the Security Agent shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Agent under each of the Transaction Security Documents; and

(b)	any Retiring Security Agent shall release, without recourse or warranty, all of its rights under each of the Transaction Security Documents.

26.18	Powers supplemental; disapplication of Trustee Acts

(a)	The rights, powers, authorities and discretions given to the Security Agent under or in connection with the Finance Documents shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Agent by law or regulation or otherwise.

(b)	Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent permitted by law and regulation, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

26.19	Trustee division separate

(a)	In acting as trustee or agent for the Secured Parties, the Security Agent shall be regarded as acting through its trustee or agency division which shall be treated as a separate entity from any of its other divisions or departments.

(b)	If information is received by another division or department of the Security Agent, it may be treated as confidential to that division or department and the Security Agent shall not be deemed to have notice of it.

26.20	Lenders' indemnity to the Security Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Security Agent and every Receiver and every Delegate, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence, in relation to any FATCA-related liability or any other category of liability whatsoever) incurred by any of them (otherwise than by reason of the Security Agent's gross negligence or wilful misconduct) in acting as Security Agent, Receiver or Delegate under the Finance Documents (unless the relevant Security Agent, Receiver or Delegate has been reimbursed by an Obligor pursuant to a Finance Document) and the Obligors shall jointly and severally indemnify each Lender against any payment made by it under this Clause 26.20 (other than any payment in respect of any FATCA-related liability).

26.21	Conflict with the Transaction Security Documents

If there is any conflict between this Agreement and any Transaction Security Document with regard to instructions to, or other matters affecting, the Security Agent, this Agreement will prevail.

27.	CHANGE OF SECURITY AGENT AND DELEGATION

27.1	Resignation of the Security Agent

(a)	The Security Agent may resign and appoint one of its Affiliates (acting through an office in Hong Kong) as successor by giving notice to the Borrower and the Majority Lenders.

(b)	Alternatively the Security Agent may resign by giving notice to the other Parties in which case the Majority Lenders may appoint a successor Security Agent.

(c)	If the Majority Lenders have not appointed a successor Security Agent in accordance with paragraph (b) above within 30 days after the notice of resignation was given, the Security Agent (after consultation with the Agent) may appoint a successor Security Agent (acting through an office in Hong Kong).

(d)	The retiring Security Agent (the "Retiring Security Agent") shall, at its own cost, make available to the successor Security Agent such documents and records and provide such assistance as the successor Security Agent may reasonably request for the purposes of performing its functions as Security Agent under the Finance Documents.

(e)	The Security Agent's resignation notice shall only take effect upon (i) the appointment of a successor and (ii) the transfer of all of the Security Property (or, as applicable, all of the interest in the Security Property held by the Security Agent) to that successor.

(f)	Upon the appointment of a successor, the Retiring Security Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) of Clause 26.17 (Winding up of trust) and under paragraph (d) above) but shall, in respect of any act or omission by it whilst it was the Security Agent, remain entitled to the benefit of Clauses 26 (The Security Agent), 15.4 (Obligors' indemnity to the Security Agent) and 26.20 (Lenders' indemnity to the Security Agent). Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if that successor had been an original Party.

(g)	The Majority Lenders may, by notice to the Security Agent, require it to resign in accordance with paragraph (b) above.

27.2	Delegation

(a)	Each of the Security Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any of the rights, powers and discretions vested in it by any of the Finance Documents.

(b)	That delegation may be made upon any terms and conditions (including the power to sub delegate) and subject to any restrictions that the Security Agent, that Receiver or that Delegate (as the case may be) may, in its discretion, think fit in the interests of the Secured Parties and it shall not be bound to supervise, or be in any way responsible for any loss incurred by reason of any misconduct or default on the part of any such delegate or sub delegate.

27.3	Additional Security Agents

(a)	The Security Agent may at any time appoint (and subsequently remove) any person to act as a separate trustee or agent or as a co-trustee or co-agent jointly with it (i) if it considers that appointment to be in the interests of the Secured Parties or (ii) for the purposes of conforming to any legal requirements, restrictions or conditions which the Security Agent deems to be relevant or (iii) for obtaining or enforcing any judgment in any jurisdiction, and the Security Agent shall give prior notice to the Borrower and each of the Agents of that appointment.

(b)	Any person so appointed shall have the rights, powers and discretions (not exceeding those conferred on the Security Agent by this Agreement) and the duties and obligations that are conferred or imposed by the instrument of appointment.

(c)	The remuneration that the Security Agent may pay to that person, and any costs and expenses (together with any applicable Indirect Tax) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.

28.	APPLICATION OF PROCEEDS

28.1	Order of application

Subject to Clause 28.2 (Prospective liabilities), all amounts from time to time received or recovered by the Security Agent pursuant to the terms of any Finance Document or in connection with the realisation or enforcement of all or any part of the Transaction Security (for the purposes of this Clause 28, the "Recoveries") shall be held by the Security Agent on trust (for and on behalf of the Secured Parties) to apply them at any time as the Security Agent (in its discretion) sees fit, to the extent permitted by applicable law (and subject to the provisions of this Clause 28), in the following order:

(a)	in discharging any sums owing to the Security Agent, any Receiver or any Delegate;

(b)	in payment of all costs and expenses incurred by the Agent or any Secured Party in connection with any realisation or enforcement of the Transaction Security taken in accordance with the terms of this Agreement;

(c)	in payment to the Agent for application in accordance with Clause 30.5 (Partial payments);

(d)	if none of the Obligors is under any further actual or contingent liability under any Finance Document, in payment to any person to whom the Security Agent is obliged to pay in priority to any Obligor; and

(e)	the balance, if any, in payment to the relevant Obligor.

28.2	Prospective liabilities

Following enforcement of any of the Transaction Security the Security Agent may, in its discretion, hold any amount of the Recoveries in an interest bearing suspense or impersonal account(s) in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit (the interest being credited to the relevant account) for later application under Clause 28.1 (Order of application) in respect of:

(a)	any sum payable to the Security Agent, any Receiver or any Delegate; and

(b)	any part of the Secured Liabilities,

that the Security Agent reasonably considers, in each case, might become due or owing at any time in the future.

28.3	Investment of proceeds

Prior to the application of the Recoveries in accordance with Clause 28.1 (Order of application) the Security Agent may, in its discretion, hold all or part of those proceeds in an interest bearing suspense or impersonal account(s) in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit (the interest being credited to the relevant account) pending the application from time to time of those moneys in the Security Agent's discretion in accordance with the provisions of this Clause 28.

28.4	Currency Conversion

(a)	For the purpose of, or pending the discharge of, any of the Secured Liabilities the Security Agent may convert any moneys received or recovered by the Security Agent from one currency to another, at the Security Agent's Spot Rate of Exchange.

(b)	The obligations of any Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

28.5	Permitted Deductions

The Security Agent shall be entitled, in its discretion:

(a)	to set aside by way of reserve amounts required to meet, and to make and pay, any deductions and withholdings (on account of taxes or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this Agreement; and

(b)	to pay all Taxes which may be assessed against it in respect of any of the Charged Property, or as a consequence of performing its duties, or by virtue of its capacity as Security Agent under any of the Finance Documents or otherwise (other than in connection with its remuneration for performing its duties under this Agreement).

28.6	Good Discharge

(a)	Any payment to be made in respect of the Secured Liabilities by the Security Agent may be made to the Agent on behalf of the Finance Parties and any payment made in that way shall be a good discharge, to the extent of that payment, by the Security Agent.

(b)	The Security Agent is under no obligation to make the payments to the Agent under paragraph (a) above in the same currency as that in which the obligations and liabilities owing to the relevant Finance Party are denominated.

29.	SHARING AMONG THE FINANCE PARTIES

29.1	Payments to Finance Parties

If a Finance Party (a "Recovering Finance Party") receives or recovers (whether by set -off or otherwise) any amount from an Obligor other than in accordance with Clause 30 (Payment Mechanics) (a "Recovered Amount") and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 30 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 30.5 (Partial payments).

29.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the "Sharing Finance Parties") in accordance with Clause 30.5 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

29.3	Recovering Finance Party's rights

(a)	On a distribution by the Agent under Clause 29.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

29.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the "Redistributed Amount"); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

29.5	Exceptions

(a)	This Clause 29 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 29.5, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

30.	PAYMENT MECHANICS

30.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Agent specifies.

30.2	Distributions by the Agent

(a)	Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 30.3 (Distributions to an Obligor) and Clause 30.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days' notice with a bank in the principal financial centre of the country of that currency.

(b)	The Agent shall distribute payments received by it in relation to all or any part of a Loan to the Lender indicated in the records of the Agent as being so entitled on that date provided that the Agent is authorised to distribute payments to be made on the date on which any transfer becomes effective pursuant to Clause 23 (Changes to the Parties) to the Lender so entitled immediately before such transfer took place regardless of the period to which such sums relate.

30.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 31 (Set-off)) apply any amount received by it for that Obligor in or towards payment (in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

30.4	Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

30.5	Partial payments

(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of, and other amounts owed to, the Agent, the Security Agent, any Receiver or any Delegate under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee (other than as provided in (i) above) or commission due but unpaid under the Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

30.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

30.7	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under paragraph (a) above, interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

30.8	Currency of account

(a)	Subject to paragraphs (b) and (c) below, US dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than US dollars shall be paid in that other currency.

31.	SET-OFF

Following an Event of Default which is continuing, a Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

32.	NOTICES

32.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by email (including scanned copies of executed documents and other attachments), fax or letter.

32.2	Addresses

The email address, address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower, that identified with its name below;

(b)	in the case of each Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent and the Security Agent, that identified with its name below,

or any substitute email address, address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days' notice.

32.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will be effective:

(i)	if by way of email, only when received in legible form by at least one of the relevant email addresses of the person(s) to whom the communication is made;

(ii)	if by way of posting by any Party on a Deal Site, on the earlier of:

(A)	one Business Day after such communication is posted on the Deal Site; and

(B)	receipt by the Agent of acknowledgement from the Deal Site that such communication has been posted;

(iii)	if by way of fax, only when received in legible form; or

(iv)	if by way of letter, only when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 32.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or the Security Agent and then only if it is sent to the correct email address(es) or, in the case of a fax or a letter, expressly marked for the attention of the department or officer identified with the Agent's or the Security Agent's signature below (or any substitute department or officer as the Agent or Security Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Borrower in accordance with this Clause 32 will be deemed to have been made or delivered to the Guarantor.

(e)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

32.4	Electronic communication

(a)	Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days' notice.

(b)	Any electronic communication made between those two Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or the Security Agent shall specify for this purpose.

(c)	Any electronic communication which becomes effective, in accordance with paragraph (b) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

32.5	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document or is used for registration purposes with any Governmental Agency.

32.6	Use of deal site by the Agent

(a)	The Agent may elect that:

(i)	any Obligor may satisfy its obligations under this Agreement to deliver any information to the Agent;

(ii)	any Lender may satisfy its obligations under this Agreement to deliver any information to the Agent; and/or

(iii)	the Agent may satisfy its obligations under this Agreement to deliver any information to any Obligor or any Lender,

by posting such information on an electronic website designated by the Agent for such purpose (the "Deal Site") by notifying each such affected Obligor and Lender of its intention that such Deal Site be used for such purpose (whereupon each such Obligor or Lender or the Agent may so satisfy such obligations).

(b)	Any costs and expenses incurred by the Agent in relation to the Deal Site shall be for the account of the Borrower. If applicable, each Obligor consents to the use of its logo on the Deal Site.

(c)	The Agent shall, at its discretion or upon request of the relevant Party, disclose the website (or other electronic) address of and any relevant password specifications for the Deal Site ("Access Information") to one or more officers, directors, employees or other representatives ("Representatives") of each Party that the Agent has elected to deliver information to or receive information from through the Deal Site.

(d)	Each Party using the Deal Site agrees to:

(i)	keep all Access Information confidential and not to disclose it to anyone, other than such of its Representatives as it has requested the Agent to provide Access Information to; and

(ii)	ensure that all persons to whom they give access can properly receive the information available on the Deal Site, including (in the case of a Lender) under Clause 24 (Disclosure of Information).

(e)	If the Deal Site is not available for any reason, promptly following this being brought to its attention, the Agent shall provide communications to the affected Parties by another means as contemplated by this Clause 32. A Party will notify the Agent promptly if it is (despite being in receipt of the relevant Access Information) unable to access or use the Deal Site or if it becomes aware that the Deal Site is or has been infected by an electronic virus or similar software.

(f)	Each of the Parties agrees that:

(i)	the Agent shall not be liable for any cost, loss or liability incurred by any Party as a result of its access or use of the Deal Site or its inability to access or use the Deal Site; and

(ii)	the Agent is under no obligation to monitor access to or the availability of the Deal Site.

(g)	The Agent may terminate a Deal Site at any time. If such termination occurs whilst amounts remain outstanding under the Facility the Agent shall (unless such termination arises as a result of technical failure of the Deal Site (including as a result of infection by an electronic virus or similar software) or as a result of a concern as to the security and confidentiality of the Deal Site), if reasonably practicable, give not less than 1 days' prior notice to each affected Party of such termination.

33.	CALCULATIONS AND CERTIFICATES

33.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

33.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

33.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

34.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

35.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any of the Finance Documents on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

36.	AMENDMENTS AND WAIVERS

36.1	Required consents

(a)	Subject to Clause 36.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 36.

36.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of "Majority Lenders" in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in the amount of any Commitment or an extension of the period of availability for utilisation of any Commitment or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably;

(v)	any provision which expressly requires the consent of all the Lenders;

(vi)	Clause 7.2 ( Mandatory prepayment on change of control or share ownership);

(vii)	Clause 2.2 (Finance Parties' rights and obligations), Clause 23 (Changes to the Parties) or this Clause 36;

(viii)	the nature or scope or release of the guarantee and indemnity granted under Clause 17 (Guarantee and indemnity) or of any Transaction Security unless permitted under any Finance Document; or

(ix)	the manner in which the proceeds of enforcement of the Transaction Security are distributed,

shall not be made without the prior consent of all the Lenders.

(b)	The Borrower and the Agent or Security Agent, as applicable, may amend or waive a term of a Fee Letter to which they are party.

(c)	An amendment or waiver which relates to the rights or obligations of any Administrative Party or (only if it relates to Clause 21.20 ( Hedging arrangements) any relevant hedging counterparty (which is a Lender or an Affiliate of a Lender) referred to thereunder, may not be effected without the consent of such Administrative Party or, as applicable, hedging counterparty.

(d)	The Security Agent is deemed to be hereby authorised by the Lenders to execute from time to time any Subordination Deed without any further consents from any Lender or other Finance Party.

36.3	Excluded Commitments

If any Lender fails to accept or to reject a request by or on behalf of the Obligors for a consent, waiver or amendment of or in relation to any of the terms of any Finance Document under the terms of this Agreement within 10 Business Days of that request being made (unless the Borrower and the Agent agree to a longer time period in relation to any request):

(a)	its Commitment(s) shall not be included for the purpose of calculating the Total Commitments when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and

(b)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

36.4	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining:

(i)	the Majority Lenders; or

(ii)	whether:

(A)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments; or

(B)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents, that Defaulting Lender's Commitment will be reduced by the amount of its Available Commitment and, to the extent that that reduction results in that Defaulting Lender's Commitment being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above.

(b)	For the purposes of this Clause 36.4, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender; and

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in the definition of "Defaulting Lender" has occurred, unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

36.5	Replacement of Lender

(a)	If:

(i)	any Lender becomes a Non-Consenting Lender (as defined in paragraph (d) below); or

(ii)	an Obligor becomes obliged to repay any amount in accordance with Clause 7.1 (Illegality) or to pay additional amounts pursuant to Clause 13.1 (Increased costs), Clause 12.2 (Tax gross-up) or Clause 12.3 (Tax Indemnity) to any Lender; or

(iii)	a Lender gives notice to the Agent pursuant to Clause 10.3 (Market disruption),

then the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification or notice continues (in the case of paragraphs (a)(ii)_and (iii) above) on 10 Business Days' prior notice to the Agent (or such shorter period as the Agent agrees) and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 23 (Changes to the Parties) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Borrower which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 23 (Changes to the Parties) for a purchase price in cash or other cash payment payable at the time of the transfer equal to the outstanding principal amount of such Lender's participation in the outstanding Loans and all accrued interest (to the extent that the Agent has not given a notification under Clause 23.12 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	The replacement of a Lender pursuant to this Clause 36.5 shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Agent, the Security Agent or the Thai Account Bank;

(ii)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender;

(iii)	in no event shall the Lender replaced under paragraph (a) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

(iv)	no Lender shall be obliged to execute a Transfer Certificate unless it is satisfied that it has completed all "know your customer" and other similar procedures that it is required (or deems desirable) to conduct in relation to the transfer to such replacement Lender.

(c)	A Lender shall perform the checks described in paragraph (b)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.

(d)	In the event that:

(i)	the Borrower or the Agent (at the request of the Borrower) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(ii)	the consent, waiver or amendment in question requires the approval of all the Lenders; and

(iii)	Lenders whose Commitments aggregate more than 90 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 90 per cent. of the Total Commitments prior to that reduction) have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a "Non-Consenting Lender".

36.6	Replacement of a Defaulting Lender

(a)	The Borrower may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 10 Business Days' prior written notice to the Agent and such Lender replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 23 (Changes to the Parties) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a "Replacement Lender") selected by the Borrower and which confirms its willingness to assume and does assume all the obligations, or all the relevant obligations, of the transferring Lender in accordance with Clause 23 (Changes to the Parties).

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 36.6 shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Agent or Security Agent;

(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Borrower to find a Replacement Lender;

(iii)	the transfer must take place no later than 60 days after the notice referred to in paragraph (a) above;

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and

(v)	the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.

(c)	The Defaulting Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.

36.7	Replacement of Screen Rate

(a)	Subject to paragraph (c) of Clause 36.2 (Exceptions), if a Screen Rate Replacement Event has occurred, any amendment or waiver which relates to:

(i)	providing for the use of the Replacement Benchmark; and

(ii)

(A)	aligning any provision of any Finance Document to the use of the Replacement Benchmark;

(B)	enabling the Replacement Benchmark to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to the Replacement Benchmark;

(D)	providing for appropriate fallback (and market disruption) provisions for the Replacement Benchmark; or

(E)	adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of the Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Borrower.

(b)	For the purpose of this Clause 36.7:

"Relevant Nominating Body" means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

"Replacement Benchmark" means a benchmark rate which is:

(a)	formally designated, nominated or recommended as the replacement for the Screen Rate by:

(i)	the administrator of the Screen Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by the Screen Rate); or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the "Replacement Benchmark" will be the replacement under paragraph (ii) above;

(b)	in the opinion of the Majority Lenders and the Borrower, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to the Screen Rate; or

(c)	in the opinion of the Majority Lenders and the Borrower, an appropriate successor to the Screen Rate.

"Screen Rate Replacement Event" means, in relation to the Screen Rate:

(a)	the methodology, formula or other means of determining that Screen Rate has, in the opinion of the Majority Lenders, materially changed;

(b)

(i)

(A)	the administrator of the Screen Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)	information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of the Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide the Screen Rate;

(ii)	the administrator of the Screen Rate publicly announces that it has ceased or will cease, to provide the Screen Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide the Screen Rate;

(iii)	the supervisor of the administrator of the Screen Rate publicly announces that the Screen Rate has been or will be permanently or indefinitely discontinued; or

(iv)	the administrator of the Screen Rate or its supervisor announces that the Screen Rate may no longer be used; or

(c)	the administrator of the Screen Rate determines that the Screen Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders) temporary; or

(ii)	the Screen Rate is calculated in accordance with any such policy or arrangement for a period no less than one Month; or

(d)	in the opinion of the Majority Lenders, the Screen Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

37.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

38.	GOVERNING LAW

This Agreement and all non-contractual obligations arising out of or in connection with this Agreement is governed by English law.

39.	ENFORCEMENT

39.1	Jurisdiction of English courts

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) or any non-contractual obligation arising out of or in connection with this Agreement (a "Dispute").

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 39.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

39.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor:

(a)	irrevocably appoints Law Debenture Corporate Services Limited as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

Each Obligor expressly agrees and consents to the provisions of this Clause 39.2.

39.3	Waiver of immunities

Each Obligor irrevocably waives, to the extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from:

(a)	suit;

(b)	jurisdiction of any court;

(c)	relief by way of injunction or order for specific performance or recovery of property;

(d)	attachment of its assets (whether before or after judgment); and

(e)	execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any proceedings in the courts of any jurisdiction (and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any immunity in any such proceedings).

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL LENDERS

Name of Original Lender	Commitment (USD)
Standard Chartered Bank (Hong Kong) Limited	1,374,500,000
Standard Chartered Bank (Singapore) Limited	420,500,000
Standard Chartered Bank (Thai) Public Company Limited	5,000,000
Total:	1,800,000,000

SCHEDULE 2

CONDITIONS PRECEDENT

1.       Obligors

(a)	A copy of the constitutional documents and, if applicable, statutory registers of each Obligor.

(b)	A copy of a resolution of the board of directors of each Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request, any Receipt and any Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(iv)	in the case of the Guarantor, resolving that it is in the best interests of the Guarantor to enter into the transactions contemplated by the Finance Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)	A copy of a resolution signed by the Borrower as the holder of all the issued shares in the Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Guarantor is a party.

(e)	A certificate from each Obligor (signed by a director) confirming that borrowing, guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.

(f)	A certificate of an authorised signatory of the relevant Obligor certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(g)	A certificate of good standing issued by the Registrar of Companies in the Cayman Islands in respect of the Borrower.

2.       Legal opinions

(a)	A legal opinion as to the English law from Clifford Chance addressed to the MLABs, the Agent, the Security Agent and the Original Lenders, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)	A legal opinion as to the laws of Singapore from Clifford Chance Pte. Ltd. addressed to the MLABs, the Agent, the Security Agent and the Original Lenders, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(c)	A legal opinion as to the laws of Hong Kong from Clifford Chance addressed to the MLABs, the Agent, the Security Agent and the Original Lenders, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(d)	A legal opinion as to the laws of the Cayman Islands from Walkers (Hong Kong) addressed to the MLABs, the Agent, the Security Agent and the Original Lenders, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(e)	A legal opinion as to the laws of Thailand from Baker & McKenzie Ltd. addressed to the MLABs, the Agent, the Security Agent and the Original Lenders, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

3.       Acquisition and Acquisition Documents

(a)	A summary of the key terms of the Acquisition Documents prepared by or on behalf of the Borrower.

(b)	A certificate of the Borrower (signed by a director) certifying:

(i)	that the Acquisition Agreement has been executed by the parties thereto;

(ii)	that the summary of the key terms of the Acquisition Agreement referred to in paragraph (a) above is true, correct and disclose all material terms of the Acquisition Agreement, and does not omit to state any terms thereof which would result in such summary being untrue or misleading in any material respect;

(iii)	the amount of Acquisition Consideration and Acquisition Costs payable by any member of the Group (and if the payment of any portion of the Acquisition Agreement Consideration will be deferred to a date after the Closing Date pursuant to the terms of the relevant Acquisition Document, the "Deferred Consideration"));

(iv)	that each of the conditions precedent to Completion under the Acquisition Agreement has been satisfied or, with the consent of the Agent or otherwise permitted by the terms of this Agreement, waived (other than payment of the Acquisition Consideration (except for the Deferred Consideration) and customary closing date deliverables which will be satisfied on the Closing Date);

(v)	that the Acquisition Agreement has not been amended, varied, novated, supplemented, superseded, waived or terminated (when compared to the key terms of the Acquisition Agreement disclosed to the MLABs prior to execution of this Agreement) except with the consent of the Agent or otherwise permitted by the terms of this Agreement;

(vi)	that the Borrower is not aware of any breach of any warranty or undertaking or any claim under any Acquisition Document which would entitle it to terminate the Acquisition Agreement;

(vii)	that all approvals required to be obtained from any Governmental Authority for the consummation of the Acquisition have been obtained, including approval by The Office of Insurance Commission of Thailand (and a copy of each such approvals shall be attached to such certificate); and

(viii)	the Acquisition Consideration payable by the Guarantor (including the Acquisition Agreement Consideration (Siam PCG)) (in the aggregate) is no less than Thai Baht 92,720,000,000.

4.       Equity funding and funds flow

(a)	Evidence that the Obligors and Siam PCG have or will have sufficient funds (taking into account the Total Commitments) to complete the Acquisition and to discharge the Acquisition Costs and to fund the Required Balance in full (such funds, excluding the Total Commitments, being the "Equity Monies"), as evidenced by bank account statement(s) of account(s) held by any Obligor or Siam PCG (or such other form of evidence acceptable to the Agent) showing aggregate available funds sufficient for such purposes, which amount (without prejudice to the generality of the foregoing) must be no less than the aggregate of US$1,200,000,000, the Acquisition Costs and the Required Balance (or its equivalent in other currencies).

(b)	The Funds Flow Statement (provided that, if the Acquisition Consideration is payable in instalments, each such instalment shall first be funded by Equity Monies and, only to the extent that the Equity Monies are not sufficient, by the proceeds of the Facility).

5.       Other documents and evidence

(a)	Evidence that any process agent referred to in Clause 39.2 (Service of process) or any other Finance Document (or any document referred to in the Side Letter) has accepted its appointment.

(b)	The Original Financial Statements of each Obligor and the Target.

(c)	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 11 ( Fees) and Clause 16 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

(d)	Evidence that the Reserve Account and the Baht Account have been opened.

(e)	Evidence that the Relevant Account has been opened and the balance standing to the credit of the Relevant Account is or will by the first Utilisation Date be not less than US$75,000,000.

(f)	Evidence required and reasonably requested by each Finance Party in respect of the Obligors for the purpose of any "know your customer", anti-money laundering or similar identification procedures under applicable laws and regulations and internal policies.

(g)	A copy of the Group's organisational chart showing the structure of the Group pre- and post-Closing Date.

6.       Security and other Finance Documents

(a)	A copy of the following Finance Documents duly executed by the relevant parties thereto and (to the extent required by applicable law) affixed with applicable stamp duties in Thailand:

(i)	this Agreement;

(ii)	the Side Letter;

(iii)	the Borrower Account Charge;

(iv)	the Business Security Agreement over Thai Account;

(v)	any Fee Letter; and

(vi)	the Syndication Letter, and a copy of each signed but undated Receipt (in respect of the proposed Loan) referred to in Clause 5.5 ( Receipt).

(b)	A copy of the documents as detailed in the Side Letter duly executed by the relevant parties thereto.

(c)	A copy of all notices required to be sent, and acknowledgments thereto required to be delivered, under any Transaction Security Document executed by the applicable parties as required by such Transaction Security Document (where such notices and acknowledgments are required to be delivered on the date of execution of such Transaction Security Document or otherwise prior to the delivery of the first Utilisation Request).

(d)	Evidence that all consents and waivers required to be obtained by the Obligors under the documentation governing the Existing Senior Facilities in respect of the transactions contemplated under the Transaction Documents have been obtained.

(e)	All other documents and evidence required, pursuant to the terms of any Finance Document, to be delivered upon execution of such Finance Document or otherwise prior to the delivery of the first Utilisation Request.

(f)	A copy of the approval from the Bank of Thailand permitting the balance standing to the credit of the Baht Account not to be subject to the daily limit prescribed by the Bank of Thailand.

SCHEDULE 3

REQUESTS, NOTICES AND RECEIPTS

Part I

Utilisation Request

From: FWD Group Limited

To: Standard Chartered Bank (Hong Kong) Limited

Dated:

Dear Sirs

FWD Group Limited – US$1,800,000,000 Facility Agreement
dated [        ] (the "Facility Agreement")

1.	We refer to the Facility Agreement. This is a Utilisation Request. Terms defined in the Facility Agreement shall have the same meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:                [    ] (or, if that is not a Business Day, the next Business Day)

Amount:                                            [     ] or, if less, the Available Facility

First Interest Period:                         [      ]

3. We  confirm  that  the  Acquisition  Consideration  is  payable  in  [one  lump sum]/[instalments] [and the instalment to be funded (in part) by this Loan is [      ]].

4. We confirm that each condition specified in Clause  [4.2 (Further conditions precedent)]/[4.3 ( Utilisations during the Certain Funds Period)]* of the Facility Agreement is satisfied on the date of this Utilisation Request.

5.	We authorise you to deduct from the proceeds of this Loan any fees payable pursuant to Clause 11 ( Fees) of the Facility Agreement and agreed professional fees, which fees are (in each case) payable on or before the first Utilisation Date but unpaid.

6.	The proceeds of this Loan (after the deduction of any fees payable under paragraph 5 above) should be credited to the following accounts:

(a)	US$75,000,000 should be credited to [insert details of the Relevant Account]; and

(b)	the balance should be credited to [insert details of the Reserve Account].

* Use the second option in the case of a Certain Funds Utilisation.

7.	We confirm that the proceeds of this Loan will be applied towards such purposes as permitted under Clause 3 (Purpose) of the Facility Agreement.

8.	This Utilisation Request is irrevocable.

Yours faithfully

......................................................................

authorised signatory for

FWD Group Limited

Part II

Selection Notice

From: FWD Group Limited

To: Standard Chartered Bank (Hong Kong) Limited

Dated:

Dear Sirs

FWD Group Limited – US$1,800,000,000 Facility Agreement (the "Facility Agreement")

1.	We refer to the Facility Agreement. This is a Selection Notice. Terms defined in the Facility Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2. We refer to the following Loan[s] with an Interest Period ending on [     ].

3. [We request that the above Loan[s] be divided into [    ] Loans with the following Interest Periods:]

or

[We request that the next Interest Period for the above Loan[s] is [      ]].

4. This Selection Notice is irrevocable.

Yours faithfully

.....................................

authorised signatory for

FWD Group Limited

Part III

Receipt

From: FWD Group Limited

To:      [Each Lender]

Dated:

Dear Sirs,

FWD Group Limited – US$1,800,000,000 Facility Agreement
dated [ ] (the "Facility Agreement")

1.	We refer to the Facility Agreement. This is a Receipt. Terms used in the Facility Agreement shall have the same meanings in this Receipt.

2.	We acknowledge receipt of the Loan of [●] made on [insert Utilisation Date] as requested by FWD Group Limited (the "Received Loan") in accordance with the Utilisation Request dated [•] and agree that this receipt is conclusive evidence of receipt by FWD Group Limited of the Received Loan, pursuant to the details below.

Name of Lender                                                                                                                                                                     Amount

[Lender]                                                                                                                                                                                  USD [  ]

Yours faithfully

…………………………………

authorised signatory for

FWD Group Limited

SCHEDULE 4

FORM OF TRANSFER CERTIFICATE

To:       Standard Chartered Bank (Hong Kong) Limited as Agent

From:	[the Existing Lender] (the "Existing Lender") and [the New Lender] (the "New Lender")

Dated:

FWD Group Limited – US$1,800,000,000 Facility Agreement dated [     ] (the "Facility Agreement")

1.	We refer to Clause 23.5 (Procedure for transfer) of the Facility Agreement. This is a Transfer Certificate. Terms used in the Facility Agreement shall have the same meaning in this Transfer Certificate.

2.	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation, and in accordance with Clause 23.5 (Procedure for transfer), all of the Existing Lender's rights and obligations under the Facility Agreement and the other Finance Documents which relate to that portion of the Existing Lender's Commitment and participations in Loans under the Facility Agreement as specified in the Schedule.

3.            The proposed Transfer Date is [     ].

4.	The Facility Office and address, fax number and attention particulars for notices of the New Lender for the purposes of Clause 32.2 (Addresses) are set out in the Schedule.

5.	The New Lender expressly acknowledges:

(c)	the limitations on the Existing Lender's obligations set out in paragraphs (a) and (c) of Clause 23.4 (Limitation of responsibility of Existing Lenders); and

(d)	that it is the responsibility of the New Lender to ascertain whether any document is required or any formality or other condition requires to be satisfied to effect or perfect the transfer contemplated by this Transfer Certificate or otherwise to enable the New Lender to enjoy the full benefit of each Finance Document.

6.	The New Lender confirms that:

(a)	it is a "New Lender" within the meaning of Clause 23.1 (Assignments and transfers by the Lenders);

(b)	it [is]/[is not] ∗ a Competitor; and

(c)	it [is]/[is not] ∗∗ a Distressed Investor.

*    Delete as applicable.

**   Delete as applicable.

7.	The Existing Lender and the New Lender confirm that the New Lender is not an Obligor or an Affiliate of an Obligor.

8.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

9.	This Transfer Certificate and all non-contractual obligations arising out of or in connection with this Transfer Certificate is governed by English law.

10.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

THE SCHEDULE

Commitment/rights and obligations to be transferred, and other particulars

Commitment/participation(s) transferred
Drawn Loan(s) participation(s) amount(s):	[	]
Available Commitment amount:	[	]

Administration particulars:
New Lender's receiving account:	[	]
Address:	[	]
Telephone:	[	]
Facsimile:	[	]
Attn/Ref:	[	]

Details of US$ account designated for payment purposes (if applicable):

Correspondence Bank:	[	]
Swift Code:	[	]
Account Bank (if applicable):	[	]
Account Bank Swift Code (if applicable):	[	]
Account Name:	[	]
Account Number	[	]
Ref:	[	]
Attn:	[	]

[the Existing Lender]	[the New Lender]

By:	By:

This Transfer Certificate is executed by the Agent and the Transfer Date is confirmed as [     ].

[the Agent]

By:

Note:	It is the New Lender's responsibility to ascertain whether any other document is required, or any formality or other condition is required to be satisfied, to effect or perfect the transfer contemplated in this Transfer Certificate or to give the New Lender full enjoyment of all the Finance Documents.

SCHEDULE 5

FORM OF COMPLIANCE CERTIFICATE

To:      Standard Chartered Bank (Hong Kong) Limited as Agent

From: FWD Group Limited

Dated:

Dear Sirs

FWD Group Limited – US$1,800,000,000 Facility Agreement
dated [ ] (the "Facility Agreement")

1.	We refer to the Facility Agreement. This is a Compliance Certificate. Terms used in the Facility Agreement shall have the same meaning in this Compliance Certificate.

2.	We confirm that, as at [•]:

(a)	Consolidated Total Debt is [•], Consolidated Total Equity is [•] and the aggregate amount of Relevant Subordinated Debts is [•]; therefore Consolidated Total Debt [does not exceed]/[exceeds] 82.5 per cent. of the aggregate of Consolidated Total Equity and Relevant Subordinated Debts;

(b)	Consolidated Tangible Net Assets is [•]; and

(c)	the Capital Adequacy Ratio is [•], which complies with any such ratio imposed by laws or regulations applicable to the Target or any Licensed Entity and/or by any Governmental Authority having jurisdiction over the Target or any Licensed Entity.

3.	[We confirm that no Default is continuing.] *

Name:

Director / Authorised Signatory

for and on behalf of

FWD Group Limited

*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

SCHEDULE 6

TIMETABLES

Function	Day/Time
Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	Two (2) Business Days prior to the proposed Utilisation Date as of 11:00 a.m. Hong Kong time

Delivery of a duly completed Selection Notice (Clause 9.1 (Selection of Interest Periods))	Three (3) Business Days prior to the first day of the relevant Interest Period for the relevant Loan.

Agent notifies the Lenders of a Loan in accordance with Clause 5.4 (Lenders' participations)	Two (2) Business Days prior to the proposed Utilisation Date as of 12:00 noon Hong Kong time

LIBOR is fixed	Quotation Day as of 11:00 a.m. London time

SCHEDULE 7

EXISTING SECURITY

Obligor	Security	Principal amount secured
Borrower	Security over an interest reserve account established for the purpose of the Existing Senior Facility falling under paragraph (a) of the definition thereof	US$275,000,000

Borrower	Security over an interest reserve account established for the purpose of the Existing Senior Facility falling under paragraph (b) of the definition thereof	US$175,000,000

SIGNATURES

THE BORROWER

FWD GROUP LIMITED

BY:	[***]

Address:	[***]

Telephone:	[***]

Fax:	[***]

Attention:	[***]

Email:	[***]

THE GUARANTOR

FWD GROUP FINANCIAL SERVICES PTE.LTD.

By:	[***]

Address:	[***]

Telephone:	[***]

Fax:	[***]

Attention:	[***]

Email:	[***]

MLAB

STANDARD CHARTERED BANK (HONG KONG) LIMITED

By:

[***]

MLAB

STANDARD CHARTERED BANK (SINGAPORE)LIMITED

By:

[***]

ORIGINAL LENDER

STANDARD CHARTERED BANK (HONG KONG) LIMITED

By:

[***]

ORIGINAL LENDER

STANDARD CHARTERED BANK (SINGAPORE) LIMITED

By: [***]

Signature Page to Facility Agreement

ORIGINAL LENDER

STANDARD CHARTERED BANK (THAI) PUBLIC COMPANY LIMITED

By:	[***]

THE AGENT

STANDARD CHARTERED BANK (HONG KONG) LIMITED

By:	[***]

Address:	[***]

Telephone:	[***]

Attention:	[***]

Email:	[***]

THE SECURITY AGENT

STANDARD CHARTERED BANK (HONG KONG) LIMITED

By:	[***]

Address:	[***]

Telephone:	[***]

Attention:	[***]

Email:	[***]